Exhibit 10.57

EXECUTION COPY

[* *] Portions of the this exhibit have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (this “Agreement”) is entered into as of October 2, 2014 (the “Effective Date”), by and between Baxter Healthcare Corporation, a Delaware corporation (the “Distributor”), and Rockwell Medical, Inc., a Michigan corporation (the “Company”). Capitalized terms used herein, to the extent not otherwise defined, have the meanings specified in Exhibit A.

RECITALS

Whereas, the Company develops, manufactures and sells hemodialysis concentrates (solutions and powders) and related ancillary products; and

Whereas, the Distributor develops, manufactures and sells dialysis and related healthcare products; and

Whereas, the Company and the Distributor would like for the Distributor to market, sell and distribute certain Company products on the terms and conditions set forth in this Agreement.

AGREEMENT

Therefore, in consideration of the mutual covenants set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article 1
Distributor Rights and Commercialization

1.1                               Distributor Rights.

(a)                                 Subject to the terms and conditions of this Agreement, during the Term of this Agreement, the Company hereby (i) appoints the Distributor and each of its Affiliates as the exclusive distributor of the Products in the Territory; and (ii) grants the Distributor and each of its Affiliates an exclusive, royalty-free license under the Product Rights to Commercialize the Products in the Territory.  The foregoing appointment and license grant are referred to collectively as the “Distributor Rights.”

(b)                                 Within the scope of the Distributor Rights and subject to the terms and conditions of this Agreement, the Company shall sell Products to the Distributor and its Affiliates, who shall have the right to Commercialize the Products both directly to customers and indirectly through their network of independent distributors and other Marketing Partners. Solely to facilitate such indirect Commercialization, the Distributor and its Affiliates shall have the right to appoint sub-distributors and to grant non-exclusive, royalty-free sublicenses under the Distributor Rights.  References herein to the “Distributor” shall be deemed to include its Affiliates and authorized Marketing Partners and sub-distributors for purposes of determining (i) the Distributor’s satisfaction of its obligations hereunder (including the Minimum Order Threshold), (ii) the Distributor’s achieving the First Extension Threshold, and (iii) the Persons who are entitled to exercise the rights of the Distributor to submit Firm Orders.  Notwithstanding the foregoing, any proposed sub-distributors and Marketing Partners in the United States, other than the Pre-Approved Sub-Distributors and Marketing Partners, must be approved in advance by the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)                                  Except as provided in this Agreement with respect to or on behalf of the Distributor and its Affiliates, for as long as the Distributor Rights are exclusive, the Company shall not, directly or indirectly, on its own behalf or through any Third Party, sell or otherwise Commercialize Products or Baxter Competitive Products in the Territory.

(d)                                 The Distributor, its Affiliates, Marketing Partners and sub-distributors shall not have any Distributor Rights or Product Rights to Commercialize the Products outside the Territory or other than as specifically provided in this Agreement.

(e)                                  Except as provided in this Agreement (including Sections 3.4 and 3.5), during the Term, the Distributor shall not manufacture or sell any Rockwell Competitive Products in the United States, in each case, other than the Excluded Products.

1.2                               Commercialization.  The Distributor and its Affiliates and their respective Marketing Partners shall, subject to Applicable Laws, have sole and absolute control and discretion over their respective Commercialization efforts and activities, including the pricing and other terms and conditions under which they market, promote and sell Products to customers.

1.3                               Original Customer Contracts.  As and when requested by the Distributor, the Company shall assign to the Distributor (in a manner consistent with the transition services referenced in Section 1.5 below) the Company’s rights under the Original Customer Contracts to Commercialize the Products in the Territory during the Term.  The Distributor shall assume the Company’s obligations under each assigned Original Customer Contract, but only to the extent that such obligations are required to be performed after the effective date of the assignment.  The assignment of all Original Customer Contracts shall occur no later than [* *] to the extent assignable without further Third Party consent.  The Company shall use commercially reasonable efforts to obtain any consents required for the effective assignment of rights under the Original Customer Contracts to the Distributor.  For so long as the Company is unable to obtain any such consent, the Company shall provide the Distributor with the economic and operational benefits to which the Company is entitled under the applicable Original Customer Contracts, and the Company shall pay to the Distributor the amount that the Distributor would be entitled to receive under any Original Customer Contract after payment to the Company of the Contract Price for the Products purchased thereunder after the Effective Date, less any applicable fees payable under Exhibit C in connection therewith.

1.4                               Promotional and Training Materials.  Upon the Distributor’s request, the Company, at its sole cost and expense, shall supply the Distributor with all current promotional and training materials for the Products in the Company’s possession and reasonably accessible to the Company as of the Effective Date.  The Distributor shall have the right, at its own cost and expense, to develop and procure its own promotional and training materials for the Products.  The Distributor shall have sole authority and discretion over the content of such materials; provided, however, that before implementing any new promotional or training materials for the Products, the Distributor shall provide copies to the Company, and the Company shall have the opportunity to review and comment on such materials for a period of [* *] Business Days after receipt.  Any comments offered by the Company shall [* *].  For clarity, the Distributor’s license to the Company’s Licensed Trademarks shall extend to all such promotional and training materials.

1.5                               Transition Services.  The Company shall provide the transition services set forth in Exhibit B.  Each Party shall be responsible for its own costs and expenses during the period in which such transition services are provided.

1.6                               Support Services.  The Company shall provide the support services set forth in Exhibit C (the “Support Services”) beginning on the Effective Date.  For purposes of this Agreement, the term “Support Services Period” shall mean the period of time during which the Company provides Support Services under this Agreement as set forth in Exhibit C. The Distributor shall compensate the Company for such services as set forth in Exhibit C.

Article 2
Manufacturing

2.1                               Quality Agreement.  No later than five Business Days after the Effective Date, the Parties shall enter into a Quality Agreement in form and substance substantially the same as the Quality Agreement attached hereto as Exhibit D (the “Quality Agreement”) in order to establish reasonable detailed written procedures with respect to quality assurance and regulatory affairs matters relating to the Products.  The Company shall Manufacture the Products in accordance with the Quality Agreement and the applicable Specifications, Regulatory Approvals and Regulatory Laws.

2.2                               Warranty. The Company hereby warrants to the Distributor and its Affiliates, Marketing Partners and customers that all Products supplied by the Company hereunder will:

(a)                                 Be manufactured in compliance with the Quality Agreement and all Applicable Laws, including Good Manufacturing Practices and the Quality System Regulations;

(b)                                 Conform to the Product’s Specifications and be free of defects (including design, engineering, material, fabrication, manufacture and label defects);

(c)                                  Be free of liens, security interests or encumbrances of any nature imposed by or through the Company;

(d)                                 Not be adulterated or misbranded within the meaning of Applicable Laws (including in the United States the Federal Food, Drug, and Cosmetic Act and the rules, regulations and guidance issued thereunder); and

(e)                                  Not infringe the valid intellectual property rights of any Third Party.

Notwithstanding the foregoing, the product warranties made by the Company to any customer that is subject to an Original Customer Contract shall be limited to the warranties set forth in the applicable Original Customer Contract for so long as such Original Customer Contract is in effect, and the Company shall honor such warranties.

2.3                               Sample Testing; Audits.

(a)                                 At any time upon request by the Distributor, if the Distributor has received a written complaint from a customer or Governmental Authority indicating the potential need for a Field Action or customer action as defined by applicable Regulatory Law, the Company shall deliver samples of its Products (at no cost to the Distributor) in reasonable quantity and form to permit the Distributor or independent laboratories selected by the Distributor to perform quality testing

(b)                                 The Distributor shall have the right, during the Company’s usual business hours upon reasonable advance notice, to inspect and audit the Company’s facilities and operations related to the Products (including Manufacturing and customer service operations) for the sole purpose of verifying the Company’s compliance with its obligations hereunder, including the right to (i) inspect the Products, (ii) observe manufacturing, customer service and related operations, processes and methods with respect to the Products, (iii) review documentation, and (iv) conduct quality assurance, quality system and regulatory compliance audits with respect to the Products.  The Distributor shall not perform more than one such inspection or audit in any [* *] period unless the Distributor reasonably determines that additional inspections or audits are warranted due to Product Complaints or Field Actions related to the Products.  The Distributor shall bear its own expenses in connection with any inspection or audit.  The Company shall cooperate, at its own expense, with Distributor’s inspections and audits.  The Company shall promptly remediate at its own cost any compliance failures that are mutually determined to require remediation or that are otherwise required under Regulatory Laws or requested by Regulatory Authorities.

2.4                               Identification Codes.  All Products shall be appropriately identified with the Company’s unique identification code as required by Regulatory Laws.

2.5                               ISO 13485 Certification.  At the [* *] of the Distributor, the Company shall [* *] ISO 13485 certification if [* *].

Article 3
Commercial Supply

3.1                               Forecasts.  On or before each March 1, June 1, September 1 and December 1 during the Term, the Distributor shall provide the Company a Forecast of its expected unit purchase quantities, broken down by Product and manufacturing facility, for the following [* *] Calendar Quarters.  Each such Forecast shall be for information purposes only; provided, however, that the Distributor shall be obligated to submit Firm Orders in accordance with the unit purchase quantities of each Concentrate Product reflected in the [* *] of each such Forecast.  The form for each Forecast shall be determined by mutual agreement of the Parties.  Notwithstanding the foregoing, the initial Forecast shall be provided by the Distributor within 30 days from the Effective Date, and the initial Firm Order shall be submitted beginning with the second Forecast submitted by the Distributor.

3.2                               Customer Orders; Firm Orders.

(a)                                 The Parties acknowledge that during the Support Services Period, customers will order Products directly from the Company, the Company will ship or arrange to ship Products directly to customers in accordance with Exhibit C.  The Company shall provide service levels to such [* *].  Orders placed by customers directly to the Company are referred to herein as (“Customer Orders”).

(b)                                 Following the Support Services Period, or to the extent the Distributor otherwise desires during the Support Services Period to order and warehouse certain Products for later shipment to customers, the Distributor shall submit Firm Orders for the Products, each of which shall specify the following with respect to each ordered Product:  Type of Product, unit quantity, Contract Price, delivery destination, manufacturing facility and requested delivery date.  The form for Firm Orders shall be determined by mutual agreement of the Parties.

(c)                                  The Company shall be obligated to confirm and accept, within [* *]  after receipt, each Customer Order and Firm Order that states the correct price to be paid by the customer or Contract Price, as applicable, and requests shipment from a Company plant no earlier than Stipulated Shipping Date, to the extent it does not result in the purchase of quantities, when added to all other orders during the [* *], that would exceed in the aggregate the Company’s commitment in Section 3.3.  The Company shall use Commercially Reasonable Efforts to accept Firm Orders outside these parameters, including satisfying any expedited or off-schedule deliveries requested by any customer directly to the Company or indirectly by the Distributor in the time period requested by the customer.

3.3                               Manufacturing Capacity.  Beginning with the second Forecast provided by the Distributor, the Company shall maintain sufficient Manufacturing capacity for each Product at each manufacturing facility to enable the Company to supply the Distributor in any [* *] with a minimum of [* *]% of the forecasted purchase quantity of such Product for such manufacturing facility for such quarter based upon the most recently available Forecast.  For avoidance of doubt, the Company shall make capital expenditures as necessary in order to maintain such Manufacturing capacity.  The Company shall use Commercially Reasonable Efforts to supply quantities of Products in excess of the minimum.  In the event of any Product shortage, the Company shall fulfill its obligations hereunder to the Distributor from its United States manufacturing facilities in preference and priority to its obligations to any other Person.

3.4                               Option to Assume Manufacturing.  If a Manufacturing Default occurs, the Distributor shall have the option, upon at least [* *] days’ prior written notice, to assume Manufacturing, directly or through an Affiliate or Third Party (in either case, the “Successor Manufacturer”), of the Products at a site other than at a Company plant.  If the Distributor exercises such option:

(a)                                 The scope of the Distributor License automatically shall be expanded to include the right to make and have made the Products in the Territory until the time provided in Section 3.4(e).

(b)                                 The Company shall cooperate in good faith to enable the Distributor’s designated Successor Manufacturer to commence Manufacturing of the Products, including (1) providing any necessary license or sublicense under the Product Rights until the time provided in Section 3.4(e); (2) disclosing and teaching the Company’s Proprietary Information, including Manufacturing procedures, know-how and trade secrets, provided that such Successor Manufacturer enters into a confidentiality agreement with the Company with restrictions on the disclosure and use of the Company’s Confidential Information that are no less favorable to the Company than those set forth in the Confidentiality Agreement between the Distributor and the Company dated as of April 11, 2014; (3) making its employees and consultants available as reasonably required, during normal business hours upon at least [* *] Business Days written notice to the Company, to enable such Successor Manufacturer to replicate the process employed by or on behalf of the Company to Manufacture the Products and to ensure an orderly transition of the Company’s Manufacturing technology; and (4) facilitating business relationships between the Successor Manufacturer and the Company’s suppliers, vendors and service providers.

(c)                                  The Company shall reimburse the Distributor for any out-of-pocket costs and expenses incurred by the Distributor in transitioning the Manufacturing of the Products to a Successor Manufacturer under this Section 3.4.  To the extent that the purchase price for any Product paid by the Distributor to any Successor Manufacturer exceeds the Contract Price for such Product under this Agreement, the Company shall reimburse the Distributor for the difference.  Amounts payable under this Section 3.4(c) shall be paid by the Company within [* *] days of its receipt of the Distributor’s invoice.

(d)                                 The Company shall continue to fulfill orders and supply the Products pursuant to this Agreement.

(e)                                  The Distributor’s rights under this Section 3.4 shall cease when the facts giving rise to the Manufacturing Default have been cured or no longer exist and no new Manufacturing Default has occurred for at least [* *] days thereafter.

For avoidance of doubt, the Distributor shall not be obligated to exercise its option to assume Manufacturing under this Section 3.4; and any failure to do so in one instance shall not constitute a waiver of its right to do so in a future instance.  Any exercise of such option shall not be construed as an exclusive remedy for the Company’s Manufacturing Default.

3.5                               Cover.  If a Manufacturing Default occurs and the Distributor purchases replacement or substitute products from one or more Third Parties (“Substitute Products”), then the Company shall reimburse the Distributor for (a) the amount by which the purchase price for any Substitute Product purchased by the Distributor exceeds the Contract Price for the applicable Product under this Agreement (provided that the Distributor has used its Commercially Reasonable Efforts to obtain Substitute Product at a price comparable to the Contract Price), and (b) [* *].  Amounts payable under this Section 3.5 shall be paid by the Company within [* *] days of its receipt of the Distributor’s invoice.  The payment obligations under this Section 3.5 shall cease when the facts giving rise to the Manufacturing Default have been cured or no longer exist and no new Manufacturing Default has occurred for at least [* *]  days thereafter.  For avoidance of doubt, the Distributor shall not be obligated to exercise its option to purchase Substitute Products under this Section 3.5; and any failure to do so in one instance shall not constitute a waiver of its right to do so in a future instance.  Any exercise of such option shall not be construed as an exclusive remedy for the Company’s Manufacturing Default.

3.6                               Packaging; Shipping.

(a)                                 At the Distributor’s request, within a reasonable time thereafter and giving consideration to the Company’s use of existing inventory of labels and Products, the Company shall use commercially reasonable efforts to cause the packaging for the Products to indicate, conspicuously and in a manner reasonably acceptable to the Distributor, that the Distributor is the distributor of the Products.  Distributor shall be responsible for all costs and expenses involved in modifying the Company’s labels as provided in this Section (to the extent not included in Cost of Goods Sold).

(b)                                 The Company shall inspect, package, label, store and ship all Products in a manner consistent with the Product warranties and, if applicable, the related Customer Orders and Firm Orders and in accordance with good commercial and industry practice.  Without limiting the foregoing, the Company shall deliver the Products no later than the delivery date(s) specified in any Customer Order or Firm Order submitted in compliance with Section 3.2.  Deliveries made by the Company as part of the Support Services shall be made pursuant to the terms in Exhibit C, and [* *] shall acquire insurance for shipment and shall bear the risk of loss during transport for such deliveries.  Deliveries that are not included within the Support Services shall be FOB shipping point (the Company’s manufacturing facilities) to the Distributor’s facilities or directly to customers as designated by the Distributor, and the Distributor shall be responsible for freight, insurance and risk of loss from such shipping point, and all such deliveries shall be made by a carrier designated by the Distributor.  For deliveries outside of the United States, the Company shall cooperate with the Distributor in clearing the Products for import/export and obtaining any import/export licenses with respect to the Products.  For all deliveries, title to the Products shall transfer to the Distributor upon delivery to the carrier (whether a Third Party carrier or the Company’s fleet) at the shipping point.

3.7                               Non-Conforming Product.  The Distributor, its Marketing Partners, Affiliates and/or customers (each, a “Receiving Party”) may reject by written notice to the Company any Product that is reasonably discernible upon visual inspection not to conform to the Customer Order or Firm Order or the applicable warranties set forth in Section 2.2 (a “Non-Conforming

Product”), provided that such written rejection notice is delivered to the Company within [* *] Business Days after the Receiving Party receives such Product.  The Distributor or any other Receiving Party may reject by written notice to the Company any Non-Conforming Product with a hidden non-conformity (i.e., a latent defect) within [* *] days after the discovery thereof.  A non-conformity shall be deemed hidden if it could not reasonably have been discovered by a reasonable and customary visual inspection.  Any notice of rejection shall describe the non-conformity with reasonable specificity.  The Company shall ship replacement Product (free of charge) or refund (including freight, insurance, taxes and customs charges), at the Company’s option, all rejected Non-Conforming Product, and shall reimburse the Distributor for the reasonable costs incurred by the Distributor in properly disposing of or returning to the Company (as instructed by the Company) such Non-Conforming Product, and for reasonable costs that the Distributor incurs in procuring substitute products for the Distributor’s customers because the Non-Conforming Product is not available.  Any Product that is not duly rejected in accordance herewith shall be deemed accepted, but such acceptance shall not be construed as a waiver of the Distributor’s warranty and indemnification rights with respect to such Product.  Notwithstanding the foregoing, with respect to any customer that is subject to an Original Customer Contract, if any term in such customer’s Original Customer Contract is inconsistent with the terms in this Section 3.7, the conflicting term in such Original Customer Contract shall control with respect to such customer for so long as such Original Customer Contract is in effect.

3.8                               Minimum Requirements.

(a)                                 Subject to the terms of this Section 3.8, the exclusive Distributor Rights granted to the Distributor under Section 1.1 shall become non-exclusive at the option of the Company if the quantity of Concentrate Products, measured in gallons, ordered by the Distributor (or directly by its customers) in the United States during any Contract Year is less than the minimum order threshold for such Contract Year determined as follows (each, a “Minimum Order Threshold”):

Contract Years	Minimum Order Threshold
2	[* *]
3	[* *]
4	[* *]
5	[* *]
6	[* *]
7	[* *]
8	[* *]
9	[* *]
10	[* *]
11 and each Contract Year thereafter during the Term

[* *] of the Baseline Amount for Contract Year 11, and an incremental [* *]% increase for each Contract Year thereafter during the Term (resulting in a Minimum Order Threshold of [* *]% of the Baseline Amount for Contract Year 20).

For purposes of this Section 3.8 and the definition of “Baseline Amount,” Concentrate Products in powder form shall be measured in gallons by applying the conversion ratios set forth in Exhibit E hereto.  The Company represents and warrants that such conversion ratios are consistent with (i) the mixing instructions provided by the Company to its customers as of the Effective Date, and (ii) any mixing information set forth in the Regulatory Approvals for such Concentrate Products.

To the extent that the gallons of Concentrate Products ordered for any Contract Year exceed the Minimum Order Threshold for such Contract Year, the excess shall be carried forward and applied against the Minimum Order Threshold for future Contract Years until the entire excess has been fully-credited.  Solely for illustration purposes, if the Baseline Amount is 100,000 and the gallons of Concentrate Product ordered by the Distributor in Contract Year 2 and Contract Year 3 are [* *]and [* *], respectively, then a total of [* *] gallons may be applied against the Minimum Order Threshold for Contract Year 4 and future years until the [* *] gallons has been fully-credited.

(b)                                 Notwithstanding any other provision hereof, if the Distributor’s Commercialization of any Concentrate Product (or Concentrate Products) in any Contract Year is materially and adversely impacted by a Disruptive Event for a period of at least [* *] days during such Contract Year, then (i) the Distributor shall have no obligation to achieve the Minimum Order Threshold for such Contract Year, and (ii) the Minimum Order Threshold for the following Contract Year shall be the Minimum Order Threshold in effect during the Contract Year in which the Disruptive Event occurred and the schedule of Minimum Order Thresholds for future Contract Years shall be adjusted accordingly.  The Distributor shall notify the Company in writing as soon as possible if it discovers facts or circumstances that are reasonably likely to materially and adversely impact its Commercialization of a Concentrate Product (or Concentrate Products) for purposes of this Section 3.8(b).

(c)                                  If the Distributor fails to achieve the Minimum Order Threshold for any Contract Year and if the Company believes that the Distributor has not been excused from achieving the Minimum Order Threshold by reason of any Disruptive Event as set forth in Section 3.8(b), then the Company shall notify the Distributor in writing within [* *] days after the end of such Contract Year.  Upon receipt of such notice, the Distributor shall have a period of [* *] days (the “Shortfall Cure Period”) to submit one or more Firm Orders to make up for any shortfall and, upon so doing, the gallons of Concentrate Product reflected in such Firm Orders shall count (without duplication) toward the Distributor’s satisfaction of the Minimum Order Threshold for such Contract Year.

(d)                                 The Company’s sole remedy for the Distributor’s failure to achieve the Minimum Order Threshold under Section 3.8(a) is to render non-exclusive the Distributor Rights.  In order to exercise its right to render the Distributor Rights non-exclusive, the Company must notify the Distributor in writing thereof within [* *] days after the expiration of the Shortfall Cure Period.  If the Company fails to so notify the Distributor within such [* *] -day period, the Distributor Rights shall remain exclusive.  If the Company so notifies the Distributor within such [* *] -day period, then the Distributor

Rights shall be non-exclusive effective as of the date the Distributor receives such notice from the Company; provided, however, that if the Distributor contends that the applicable Minimum Order Threshold has been satisfied or that such Minimum Order Threshold does not apply by reason of a Disruptive Event, then the Distributor Rights shall remain exclusive until the dispute is resolved in accordance with Section 11.15.

3.9                                     West Coast Facility.  The Parties shall evaluate strategies and resource requirements for Commercializing the Products in the Pacific Time zone, including the establishment of a facility in that area for Manufacturing the Concentrate Products (a “West Coast Facility”).  If the Company determines to establish a West Coast Facility, then the Company shall consult with the Distributor about all material matters relating to the West Coast Facility, including site selection, building specifications and drawings, selecting architects and engineers, equipment and other pertinent matters.  The Company shall consider in good faith any reasonable suggestions that the Distributor may have with respect to such matters and shall otherwise in good faith attempt to address any concerns with respect to such matters raised by the Distributor. The Company shall use commercially reasonable efforts to cause the West Coast Facility to be designed to operate at least as efficiently and cost-effectively as [* *].  Until the First Commercial Release from the West Coast Facility, (i) the Company shall keep the Distributor apprised of material developments with the West Coast Facility, and (ii) the Distributor shall be entitled to visit and inspect the West Coast Facility from time to time during normal business hours and upon reasonable advance notice to the Company.

3.10                              Joint Steering Committee.

(a)                                 Promptly after the Effective Date, the Parties shall establish a joint steering committee (the “Committee”).  The Committee shall be comprised of three representatives of each Party, each of whom shall have expertise and operational responsibilities with respect to the Products and sufficient seniority within the appointing Party’s organization to facilitate productive interaction and decision-making within the Committee.  A Party may appoint and change any of its representatives from time to time in its sole discretion, effective upon notice to the other Party, provided that the Key Person shall serve on the Committee as a representative of the Company for a minimum of two years after the Effective Date.

(b)                                 The Committee shall be a forum for review, oversight and management of matters relating to the Manufacture and Commercialization of the Products, including:

(i)                                     Transition and support services contemplated in this Agreement;

(ii)                                  Estimated COGS, status of Cost of Goods Sold at any point relative to Estimated COGS and key variance drivers, and opportunities for reducing Cost of Goods Sold;

(iii)                               Strategies for the West Coast market;

(iv)                              Marketing and promotional matters, including branding and labeling;

(v)                                 Progress toward achieving the Minimum Order Threshold and First Extension Threshold;

(vi)                              Intellectual property and regulatory matters concerning the Products;

(vii)                           Key performance indicators;

(viii)                        Capital expenditures; and

(ix)                              Research and development activities for Product improvements.

(c)                                  The Committee shall meet no less frequently than quarterly unless otherwise agreed by the Parties.  The Parties shall establish a meeting schedule by mutual agreement and each Party shall cause its representatives to use best efforts to attend each scheduled meeting.  Meetings may be held remotely if so agreed.  Subject to reasonable advance notice to the other Party and appropriate confidentiality undertakings, a Party may invite other members of its organization to attend a particular meeting.  Each Party shall be responsible for the expenses incurred by its own representatives in participating in the Committee.

3.11                        Key Person.  For a period of no less than two years from the Effective Date, the Company shall cause the Key Person to maintain active involvement in the Company’s operations related to the Products and to devote sufficient time and attention to such operations as is reasonably necessary to oversee the Company’s fulfillment of its obligations under this Agreement.

Article 4
Compensation

4.1                               Upfront Payment.  In consideration for the rights granted to the Distributor hereunder, the Distributor shall make an initial payment to the Company in the amount of $20,000,000 in immediately available funds by wire transfer within two Business Days from the Effective Date (the “Upfront Payment”).

4.2                               Contract Price - 2014.  The Contract Price for Products ordered by the Distributor (or directly by its customers) during 2014 shall be as set forth in the Initial Price Schedule.

4.3                               Contract Price — Balance of the Term.

(a)                                 Within twenty Business Days of the Effective Date, and on or before [* *] of each calendar year thereafter, the Company shall deliver to the Distributor a written notice (each, an “Estimated COGS Notice”) with the Company’s good faith estimate of the Cost of Goods Sold for each Product for the following calendar year (“Estimated COGS”) and the resulting Contract Price for each Product.  The Estimated COGS Notice shall include a detailed itemization of all components of the Estimated COGS for each Product and such other information as the Committee may determine.  Exhibit F sets forth the methodology used to determine the Contract Price for each Product in effect for 2014 pursuant to Section 4.2 above.  The Company shall use the methodology set forth in Exhibit F for determining Estimated COGS and actual Cost of Goods Sold throughout the Term unless another methodology is agreed upon by mutual written agreement of the Parties.

(b)                                 At the Distributor’s request, prior to any new Contract Price going into effect for any calendar year, the Committee shall discuss and evaluate opportunities for reducing Costs of Good Sold for such calendar year, as well as adjustments to the Company’s Estimated COGS.  The Company may adjust the Estimated COGS set forth in any Estimated COGS Notice with written notice to the Distributor at any time prior to December 15 of the calendar year during which such Estimated COGS Notice was delivered.  Any such adjustments shall be incorporated into the Contract Price calculation for such calendar year pursuant to Section 4.3(c) below.  The Company shall use Commercially Reasonable Efforts to reduce (or minimize increases in) Cost of Goods Sold for the Products.  In the event that the Committee does not convene during any calendar quarter for any reason, at the request of the Distributor, the Company shall provide, not more than once per Calendar Quarter, an update on actual Cost of Goods Sold for the Products relative to Estimated COGS.

(c)                                  Subject to the adjustments set forth below, the Contract Price for each Product (determined by specific Product code) to be ordered during 2015 and each calendar year thereafter shall be determined based upon the Target Margin Percentage for such Product set forth in the Price Schedule in accordance with the following formula:

[* *]	=	[* *]
[* *]

(d)                                 Within 60 days following each calendar year, the Company shall deliver to the Distributor a written notice (“True-Up Notice”) setting forth (i) the actual Cost of Goods Sold for each Product ordered by the Distributor (or directly by its customers) during such calendar year, (ii) the aggregate Contract Price paid or to be paid for each Product ordered during such calendar year, and (iii) the aggregate Contract Price that the Distributor would have paid for each Product ordered during such calendar year had the Contract Price been determined using the actual Cost of Goods Sold (versus Estimated COGS).  Upon receipt of the True-Up Notice, the Distributor shall have the right to audit the Company’s records for purposes of verifying the information set forth in the True-Up Notice.  Such audit may be conducted by the Distributor’s personnel and/or its agents.  Such audit shall be conducted during normal business hours and upon reasonable advance notice to the Company.  The Distributor shall bear its own expenses in connection with any such audit. The Company shall reasonably cooperate, at its own expense, with any such audit.  Within 30 days of its receipt of the True-Up Notice, the Distributor shall notify the Company in writing of any objections to the information set forth therein (the “Objection Notice”) in which case the Parties shall attempt to resolve any such objections within 60 days after the Company’s receipt of the Objection Notice.  If the Parties are unable to resolve the disputed matters within such 60-day period, such matters shall be resolved pursuant to Section 11.15.

(e)                                  For the Distributor’s planning purposes, the Company shall deliver to the Distributor a good faith estimate of the information to be provided in each True Up Notice no later than December 15 of the calendar year to which the True Up Notice will apply.

(f)                                   If the aggregate Contract Price paid or to be paid by the Distributor (or directly by its customers) to the Company for all Products ordered during any calendar year was greater than the aggregate Contract Price that the Distributor would have paid for all of such Products ordered during such calendar year had the Contract Price been determined using the actual Cost of Goods Sold (versus Estimated COGS), then the Distributor shall be entitled to credit the difference against future Product purchases (or receive payment for the difference to the extent that the credit exceeds the amount of future Product purchases).  If the aggregate Contract Price paid by the Distributor (or directly by its customers) to the Company for all Products ordered during any calendar year was less than the aggregate Contract Price that the Distributor would have paid for all of such Products ordered during such calendar year had the Contract Price been determined using the actual Cost of Goods Sold (versus Estimated COGS), then the Distributor shall pay to the Company the difference in immediately available funds within [* *]  days from the Distributor’s receipt of the True-Up Notice; provided, however, that if the Distributor delivered a timely Objection Notice with respect to such True-Up Notice, such payment shall be due within [* *] days from the date on which all disputed matters referenced in the Objection Notice have been resolved in accordance with Section 4.2(d) above.  For avoidance of doubt, only orders that have been fulfilled and invoiced shall be taken into account for purposes of this Section 4.3(f).

(g)                                  The Company shall update the Price Schedule to reflect any increases or decreases in Contract Prices to be implemented pursuant to this Section 4.3.

(h)                                 The Parties may mutually agree in writing at any time during the Term that additional Products not then listed in the Price Schedule may be Commercialized by the Distributor within the Territory pursuant to this Agreement.  The intent of the Parties is that the obligations and financial terms regarding any such Products will be substantially similar to those applicable to the Products then listed.  The Parties may add to or modify the Price Schedule, including adding new Products with related information, at any time with mutual written consent.

4.4                               Invoice; Payment.  The Company shall invoice the Distributor for the applicable Contract Price, plus freight and insurance charges and any applicable federal, state, county or municipal sales or use tax, excise tax or similar governmental charges assessed on the sale of Products hereunder (for clarity, excluding any tax assessed against income), on the date of delivery to the customer.  Notwithstanding the foregoing, the Distributor shall reimburse the Company for [* *] % of the Medical Device Excise Tax applicable to the Products sold to the Distributor or directly to its customers. The Company shall submit to the Distributor a reasonably detailed invoice, on a monthly basis, for the amount of Medical Device Excise Tax paid by the Company with respect to the Products sold to the Distributor or directly to its customers during the prior month and the amount of which the Distributor is responsible for reimbursement hereunder.  Undisputed amounts shall be due and payable within [* *] days after receipt of the invoice.  The Company may assess a late fee of [* *]% in the event payment is made after [* *] days.

4.5                               West Coast Facility Fee.  The following shall apply if the Company has determined to establish a West Coast Facility and the Company has complied with Section 3.9:

(a)                                 The Company shall notify the Distributor in writing when construction of the West Coast Facility building improvements has commenced after all permits necessary to begin construction have been obtained (the “Construction Start Date”).  The Distributor shall pay to the Company an amount equal to $5,000,000 (the “Construction Payment”) by wire transfer of immediately available funds within 10 Business Days of the Distributor’s receipt of such notice.  Upon receipt of the Construction Payment, the Company shall use commercially reasonable efforts to establish the West Coast Facility.  Proceeds from the Construction Payment shall be used to the extent necessary to pay bona fide expenditures relating to construction, equipment, inventory, validation, security deposits, leasing costs, initial operating expenses and other expenses reasonably related to the preparation of the West Coast Facility.

(b)                                 The Distributor shall make a payment to the Company within 30 days from the First Commercial Release from the West Coast Facility as follows:

Date of First Commercial Release	Payment Amount
Within 12 months from the Construction Start Date	$5,000,000
Within [* *] months from the Construction Start Date	[* *]
Within [* *] months from the Construction Start Date	[* *]
After [* *] months from the Construction Start Date	[* *]

Notwithstanding the foregoing, if the First Commercial Release is delayed due to a Force Majeure, then the time periods referenced in the table above will be extended by the length of the delay (measured in days) caused by the Force Majeure.

Payments under this Section 4.5 are collectively referred to as the “West Coast Facility Fee”.

4.6                               Refund of Upfront Payment and West Coast Facility Fee.

(a)                                 If a Refund Trigger Event occurs, the Company shall refund to the Distributor a portion of the Upfront Payment and West Coast Facility Fee paid to the Company within 30 days of a Refund Trigger Event as follows:

Period During Which the Refund Trigger Event Occurs	Percentage of the Aggregate Upfront Payment and West Coast Facility Fee to be Refunded
Effective Date — December 31, 2016	50%
January 1, 2017 — December 31, 2018	33%
January 1, 2019 — December 31, 2021	25%

If a Refund Trigger Event occurs prior to the payment in full by the Distributor of the West Coast Facility Fee, then the amount of any portion of the West Coast Facility Fee becoming due and payable after the Refund Trigger Event shall be reduced in accordance with the schedule above.

(b)                                 If the Distributor terminates this Agreement pursuant to Section 10.2(g) on or before December 31, 2019, the Company shall refund to the Distributor the amount set forth below within 30 days of the termination date.

Period During Which the Termination Occurs	Payment to be Refunded
Effective Date — December 31, 2018	$10,000,000
January 1, 2019 — December 31, 2019	$6,600,000

(c)                                  Notwithstanding any provision in this Agreement to the contrary, Distributor shall not be entitled to more than one refund payment under this Section 4.6.

Article 5
Regulatory Matters

5.1                               Approvals.  The Company represents and warrants that it has applied for and received all necessary Regulatory Approvals for the Products in the portions of the Territory where the Products are being sold on the Effective Date and that such Regulatory Approvals are in effect as of the Effective Date. The Company shall maintain all such Regulatory Approvals at its own cost and expense.  If the Distributor notifies the Company of its intent to sell Products in a jurisdiction in which the Company is not selling Products on the Effective Date and in which Regulatory Approval is required prior to such sales, the Company agrees to use its Commercially Reasonable Efforts, at the Distributor’s sole cost and expense, to obtain such Regulatory Approval and the Distributor agrees to cooperate with the Company in its efforts to obtain such Regulatory Approval.

5.2                               Labeling.  The Company shall be responsible for the content of all Product labeling and Package Inserts and for accurate translations into all required languages throughout the Territory.

5.3                               Proceedings.  If either Party receives notice of an actual or threatened inspection, investigation, inquiry, import or export ban, product seizure, enforcement proceeding or similar action by a Regulatory Authority with respect to a Product or a Party’s activities in connection with a Product, it will notify the other Party in writing within two Business Days after its receipt of notice of the action and will promptly deliver to the other Party copies of any relevant documents received from the Regulatory Authority.  The Parties shall cooperate in response to the action, including providing information and documentation as requested by the Regulatory

Authority.  If the action primarily concerns the Distributor’s activities or of any Marketing Partner or sub-distributor, then the Distributor shall have primary responsibility to respond to the Regulatory Authority; otherwise, the Company shall have primary responsibility to respond.  In either case, upon request of the responding Party, the other Party shall cooperate and provide consulting advice and assistance with the response.

5.4                               Reporting.  Each Party shall maintain a system of collecting and recording Product Complaints and MDR reportable events relating to the Products in accordance with its standard procedures and policies in effect from time to time.  Each Party shall promptly notify the other of any material information such Party learns concerning the accuracy, performance, safety or efficacy of the Products, regardless of whether formal reporting to any Regulatory Authority is required.  The Parties shall cooperate in the investigation of MDR reportable events and Product Complaints.  The Company shall be responsible for all post-market surveillance and for submitting to applicable Regulatory Authorities all required reports and other materials, including annual reports, distribution reports, product performance reports, medical device reports and similar safety reports.  The Quality Agreement shall set forth further provisions regarding response to and reporting of MDR reportable events.

5.5                               Field Actions.  If any Regulatory Authority issues or requests that a Field Action be conducted with respect to any Product, or if either Party notifies the other that, in its opinion, an event has occurred or circumstance arisen by reason of which such a Field Action may be necessary, then the Parties shall share all relevant facts and information within two Business Days.  Thereafter, the Parties shall proceed in accordance with the Quality Agreement.

Article 6
Intellectual Property

6.1                               Product Rights.  To the extent reasonably necessary for the Manufacturing, use and Commercialization of the Products in a manner consistent with the Manufacturing, use and Commercialization of the Products as of the Effective Date, the Company shall (a) be responsible for prosecuting and maintaining all Patents, Trademarks and other intellectual property registrations arising from or associated with the Product Rights as of the Effective Date in any jurisdiction in which they are then in effect and to bear all costs and expenses associated therewith, (b) assert or defend any term extension, interference, opposition, cancellation, reissue or re-examination proceeding relating to any intellectual property registrations associated with the Product Rights and bear all costs and expenses associated therewith, (c) bring actions for infringement of Product Rights against a Third Party and bear all costs and expenses associated therewith, (d) defend any action for invalidity/nullity brought by a Third Party against Product Rights and bear all costs and expenses associated therewith, and (e) defend against any third party claim brought for infringement of third party intellectual property rights against Products and bear all costs and expenses associated therewith.  The Company shall keep the Distributor informed of material developments in any such proceeding.

6.2                               Trademark Licenses.  Each Party hereby grants to the other a nonexclusive, royalty-free license under the Licensed Trademarks of the grantor Party solely for the purpose of exercising the grantee’s rights and performing the grantee’s obligations under this Agreement.  The licensee shall not have the right to grant sublicenses and its use of the Licensed Trademarks shall inure solely to the benefit of the licensor, except the Distributor may grant sublicenses to the Licensed Trademarks reasonably necessary to exercise any sublicense to the Distributor Rights granted under Section 1.1 herein. Each Party, to the extent it is the licensee of the other Party’s Licensed Trademarks, shall:

(a)                                 comply with all reasonable instructions of the licensor as to the form and manner in which the Licensed Trademarks are used, including any instructions as to quality, style and graphic integrity;

(b)                                 not make any addition to, deletion from or other modification to the Licensed Trademarks;

(c)                                  prior to the production of packaging, labeling or other materials bearing any of the Licensed Trademarks, provide the licensor a reasonable opportunity to review and approve the presentation of the Licensed Trademarks;

(d)                                 not adopt, use or register as its own any Trademarks, designs or other indicia that are confusingly similar to, or that dilute, the Licensed Trademarks; and

(e)                                  not use the Licensed Trademarks other than pursuant to this Agreement.

6.3                               Rights in Bankruptcy.

(a)                                 The licenses granted in this Agreement shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code and all applicable foreign equivalents (collectively, the “Bankruptcy Code”), a license of rights to “intellectual property” as defined in the Bankruptcy Code.  Upon the occurrence of any Insolvency Event with respect to the Company, each licensee under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  In connection therewith, the Parties agree and acknowledge that (i) all payments by the Distributor hereunder do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder; and (ii) “embodiments” of intellectual property within the meaning of Section 365(n) of the Bankruptcy Code include laboratory notebooks, research studies and data, and Regulatory Approvals.  The Company shall, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property.

(b)                                 If (i) a case under the Bankruptcy Code is commenced by or against the Company, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) the Distributor elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, then the Company (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) shall provide to the Distributor all such intellectual property (including all embodiments thereof) held by the Company and such successors and assigns, or otherwise available to them, promptly upon the Distributor’s written request solely for the purpose of performing the Company’s obligations hereunder.  Whenever the Company or any of its successors or assigns provides to the Distributor any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 6.3(b), the Distributor shall have the right to perform the Company’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by the Distributor shall release the Company from liability resulting from rejection of this Agreement or the failure to perform such obligations.  The rights to intellectual property under this Section 6.3(b) shall be exclusive unless the Distributor Rights have been rendered non-exclusive pursuant to Section 3.8.

(c)                                  All rights, powers and remedies of the Distributor provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to the Company.  The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n):

(i)                                     the right of access to any intellectual property (including all embodiments thereof) of the Company, or the right of the Company to intellectual property of any Third Party with whom the Company contracts to perform an obligation of the Company under this Agreement, and, in the case of the Third Party, which is necessary for the manufacture, use, sale, import or export of the Product; and

(ii)                                  the right to contract directly with any Third Party to complete the contracted work.

Article 7
Indemnification

7.1                               Scope.  Each Party shall indemnify and hold harmless the other Party (and its Affiliates, employees and agents) from any liability, damage, loss, action, cause of action, tax, cost or expense (whether or not arising out of a third party legal claim or action) (including reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense and settlement of any of the foregoing) (collectively, “Losses”) arising out of, in connection with or relating to any breach of contract, legal violation or gross negligence in connection with this Agreement by the indemnifying Party or any of its Affiliates, employees or agents (including any breach of contract, legal violation or negligence by the Company in performing the services required under this Agreement).  In addition, the Company shall indemnify and hold harmless the Distributor from all Losses arising out of, in connection with or relating to any third party legal claim or action (a) alleging personal injury, death, property damage or other Loss arising from any actual or alleged defect in the design, engineering, fabrication, Manufacture, Package Insert or label (including label warnings) of any Product or from the failure of any Product to conform to the applicable Specifications (a “Product Liability Claim”), (b) alleging intellectual property infringement or misappropriation arising from the Manufacture or Commercialization of any Product or (c) arising under or in connection with any Original Customer Contract to the extent arising from acts, omissions, events or other conditions that occurred or existed at any time prior to the assignment of the Company’s rights and obligations under such Original Customer Contract to the Distributor pursuant to this Agreement.

If the Parties have indemnification obligations to one another in connection with a single third party legal claim or action, they shall contribute to the aggregate damages and costs in proportion to their relative responsibilities therefor based upon all relevant equitable considerations.

7.2                               Notice.  The indemnified Party shall promptly notify the indemnifying Party in writing and in reasonable detail of each indemnity claim, but any delay or deficiency of such notice shall not excuse the indemnifying Party’s indemnification obligations except to the extent that its legal position is materially prejudiced due to the delay or deficiency.

7.3                               Defense.  The indemnifying Party shall have the right to assume and control the defense and settlement of any third party legal claim or action if the predominant claims therein are covered by its indemnity.  If the indemnifying party assumes the defense, it shall employ counsel reasonably acceptable to the indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed) and shall defend the claim or action with diligence.  If the indemnifying Party assumes the defense and the Parties have a conflict of interest with respect to such legal claim or action, the indemnified Party shall have the right to separate counsel (but no more than one law firm) reasonably acceptable to the indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed) at the indemnifying Party’s cost.  The Parties acknowledge that the law firms representing the Parties in connection with the negotiation of this Agreement shall, in any event, be deemed acceptable.  In all events, the Party not controlling the defense shall cooperate with the controlling Party and shall be permitted to participate in the defense at its own expense.

7.4                               Settlement.  Neither Party shall settle a third party legal claim or action covered by indemnification under Section 7.1 without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, except that the indemnifying Party shall have the right to do so if (a) it will pay in full all monetary elements of the settlement, (b) the settlement does not include non-monetary elements, findings or admissions that would be detrimental to the other Party’s ongoing business, and (c) the settlement includes a full release in favor of the other Party from all Losses arising out of, in connection with or relating to such legal claim or action.

7.5                               Insurance.  The Company shall maintain, from the Effective Date through the first anniversary of the expiration date of the Term, a policy of insurance for Product Liability Claims with a per occurrence limit of at least $[* *]  million and an annual aggregate limit of at least $[* *]  million.  Such policy shall provide for at least 30 days’ advance written notice to the Distributor of cancellation or material change in coverage.  The Company shall provide to the Distributor evidence of such coverage promptly upon the Distributor’s request.

Article 8
Representations and Warranties

8.1                               Mutual Representations.  Each Party hereby represents and warrants to the other Party that:

(a)                                 It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to conduct its business and engage in the transactions provided for in this Agreement.

(b)                                 This Agreement has been duly authorized by all requisite corporate action of such Party and constitutes the legally binding obligation of such Party.

(c)                                  Its execution and performance of this Agreement will not violate any Applicable Laws, Orders, corporate organizational documents, contracts or agreements by which it is bound, except as set forth in the “Company Disclosure Schedule” delivered in connection with the Investment Agreement between the Parties.

(d)                                 It is not obligated to obtain any governmental or third party approvals or consents to enter into and perform this Agreement except as expressly contemplated herein.

8.2                               Company Representations.  The Company hereby represents and warrants to the Distributor that:

(a)                                 It has the legal and valid right to grant the Distributor Rights.

(b)                                 All Patents and Trademarks included in the Product Rights that have been registered or are subject to a pending registration in any country or jurisdiction in the Territory are listed in Schedule 8.2(b).  To the knowledge of the Company, it owns or holds all Patent, Trademark and other intellectual property rights necessary to Manufacture, use and Commercialize the Products without infringing, violating or misappropriating the intellectual property rights of any Third Party.  The Company has not received any written notice, claim or assertion from any Person (i) challenging the ownership, validity or enforceability of any of the Product Rights, (ii) alleging that the license, use or practice of the Product Rights infringes, violates or misappropriates the intellectual property rights of any Person, or (iii) seeking to enjoin or restrain such license, use or practice.  The Company has no knowledge that any Person intends to give any such notice or make any such claim or assertion, or that any Person has a valid basis to do so.

(c)                                  Schedule 8.2(c) sets forth a true, accurate and complete summary of all granted and pending Regulatory Approvals, classified by country/jurisdiction, for all current Products.  All such Regulatory Approvals are held by the Company except as otherwise indicated in Schedule 8.2(c). In the case of any such Regulatory Approval not held by the Company, the holder thereof is contractually obligated to assign such Regulatory Approval to the Company at any time upon request of the Company.

(d)                                 The Company has not received any notice of, and to the Company’s knowledge there are not, any unresolved actions, citations, decisions, Orders, product recalls, medical device reports, information requests, untitled letters, warning letters, Section 305 notices, or any similar notices or communications, written or oral, from the FDA or any corollary entity in any other jurisdiction applicable to any Product.

(e)                                  The Company has complied in all material respects with all Regulatory Laws with respect to (i) the design, development, investigation, Manufacture, labeling, testing, storing, inspection, marketing or promotion of any of the Products, and/or (ii) the Company’s operation of its Manufacturing facilities.  Without limiting the foregoing, no Product is or has been (x) adulterated or misbranded within the meaning of any Regulatory Law or (y) developed, researched, investigated, manufactured, distributed, marketed, advertised, promoted or sold in a manner that is materially inconsistent with any Regulatory Law, its approved or cleared labeling, its applicable filings, or any other requirements of applicable Regulatory Authorities.

(f)                                   No Product has been the subject of a Field Action.  The Company is not considering any Field Action with respect to any Product. To the knowledge of the Company, no Field Action with respect to a Product (i) is required to be implemented by the Company in order to comply with any Regulatory Law, or (ii) has been requested or ordered by any Regulatory Authority, health care professional or consumer group.

(g)                                  Except as set forth in Schedule 8.2(g), the Company has made available to the Distributor true and complete copies of all of the Original Customer Contracts, each as amended and in full force and effect.  Except as set forth in Schedule 8.2(g), the Original Customer Contracts constitute all of the contracts and agreements in effect as of the Effective Date between the Company and any of its customers with respect to the Products in the Territory.  Each Original Customer Contract is valid, binding and enforceable in accordance with its terms.  There are no existing defaults or events of default, or any events which, with or without notice or lapse of time or both, would constitute a default under any Original Customer Contract by the Company or, to the knowledge of the Company, by any other party thereto.  Upon assignment by the Company to the Distributor of its rights under the Original Customer Contracts, Distributor will have all of the Company’s rights thereunder during the Term to the same extent as though the Distributor was the original party thereto.

(h)                                 The Cost of Goods Sold used to determine the Contract Price for each Product in effect for 2014 as set forth in Exhibit J has been determined in accordance with GAAP as in effect as of the Effective Date, if applicable, and to the extent not inconsistent with GAAP as in effect as of the Effective Date, the Company’s routine accounting practices.

8.3                               Distributor Representations.  The Distributor hereby represents and warrants to the Company that:

(a)                                 Neither the Distributor nor any Affiliate has received any notice of, and to the Distributor’s knowledge there are not, any unresolved actions, citations, decisions, Orders, product recalls, medical device reports, information requests, untitled letters, warning letters, Section 305 notices, or any similar notices or communications, written or oral, from the FDA or any corollary entity in any other jurisdiction that could materially affect the Distributor’s ability to perform its obligations under this Agreement.

(b)                                 The Distributor is not aware of any reason under Regulatory Laws why it cannot execute, deliver and perform this Agreement and the transactions contemplated hereby.

Article 9
Confidentiality

9.1                               Scope. In the course of their activities pursuant to this Agreement, the Parties anticipate that they may disclose Confidential Information to one another and that either Party may, from time to time, be a disclosing Party or a recipient of Confidential Information.  The Parties wish to protect such Confidential Information in accordance with this Article 9.  The provisions of this Article 9 shall apply to disclosures furnished to or received by a Party and its agents and representatives (which may include agents and representatives of its Affiliates) at any time, including prior to the Effective Date.  Each Party shall advise its agents and representatives of the requirements of this Article 9 and shall be responsible to ensure their compliance with such provisions.  The provisions of this Article 9 shall supersede and replace any prior agreements between the Parties relating to Confidential Information covered hereby.  In addition to any other remedies available in law or equity, the disclosing Party shall be entitled to temporary and permanent injunctive relief in the event of a breach by the recipient under this Article 9.

9.2                               Confidential Information.  For purposes hereof, “Confidential Information” with respect to a disclosing Party means all Proprietary Information, in any form or media, concerning the disclosing Party or its Affiliates that the disclosing Party or its Affiliates furnish to the recipient, whether furnished before or after the date hereof, and all notes, analyses, compilations, studies and other materials, whether prepared by the recipient or others, that contain or reflect such Proprietary Information; provided, however, that Confidential Information does not include information that (a) is or hereafter becomes generally available to the public other than as a result of a disclosure by the recipient, (b) was already known to the recipient prior to receipt from the disclosing Party as evidenced by prior written documents in its possession not subject to an existing confidentiality obligation to the disclosing Party, (c) is disclosed to the recipient Party on a non-confidential basis by a Person who is not in default of any confidentiality obligation to the other Party, or (d) is independently developed by or on behalf of the recipient without reliance on information received from or on behalf of the other Party. The content of this Agreement shall be deemed to be Confidential Information of each Party, except to the extent such content becomes generally available to the public as a result of one or more disclosures required under Applicable Laws and made in accordance with Sections 9.3 or 9.5 below.

9.3                               Obligations.  The recipient of Confidential Information shall (a) use such Confidential Information solely and exclusively in connection with the exercise of its rights and the discharge of its obligations under this Agreement and (b) not disclose such Confidential Information without the prior written consent of the disclosing Party to any Person other than those of its agents and representatives who need to know such Confidential Information for such permitted use and who are bound by obligations of confidentiality with respect thereto.  Notwithstanding the foregoing, the recipient of Confidential Information may disclose it to the extent necessary to comply with Applicable Laws or with an Order issued by a court or regulatory body with competent jurisdiction; provided that, in connection with such disclosure, the recipient shall (i) provide reasonable advance notice of such disclosure to the disclosing Party; (ii) limit the disclosure to the information that is legally required to be disclosed, and (iii) use commercially reasonable efforts to obtain confidential treatment or an appropriate protective order, to the extent available, with respect to such Confidential Information.  The obligations under this Section 9.3 shall remain in effect from the Effective Date through the fifth anniversary of the termination or expiration of this Agreement.

9.4                               Return and Destruction.  Upon the termination or expiration of this Agreement, the recipient of Confidential Information shall promptly redeliver to the disclosing Party all Confidential Information provided to the recipient in tangible form, and the recipient shall not retain any copies, extracts or other reproductions, in whole or in part, of such Confidential Information.  All notes or other work product prepared by the recipient based upon or incorporating Confidential Information of the disclosing Party shall be destroyed, and such destruction shall be certified in writing to the disclosing Party by an authorized representative of the recipient who supervised such destruction.  Notwithstanding the foregoing, the recipient shall be permitted to retain (but not use) (a) one file copy of all Confidential Information on a confidential basis to evidence the scope of and to enforce the Party’s obligation of confidentiality under this Article 9; and (b) all back-up electronic media maintained in the ordinary course of business for archival purposes.

9.5                               Publicity.  Neither Party shall issue any press release or otherwise publicly announce the existence of this Agreement without the prior written approval of the other Party, except to the extent that such press release or other public announcement is required under Applicable Laws.  In the event of a required press release or other public announcement, the releasing Party shall provide the other Party with a copy of the proposed text prior to such announcement.  The Parties agree that if either Party is required to file this Agreement with any Governmental Authority, the disclosing Party shall redact the competitively sensitive terms of this Agreement to the extent consistent with applicable interpretations and guidance of the staff of the Securities and Exchange Commission.

Article 10
Term and Termination

10.1                        Term.

(a)                                 Initial Term.  The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless terminated by mutual agreement of the Parties or otherwise in accordance with this Agreement, shall continue for an initial term expiring on the tenth anniversary of the Effective Date (the “Initial Term Expiration Date”).

(b)                                 Extensions.

(i)                                     The Distributor shall have the option to extend the Term for a period of five years following the Initial Term Expiration Date (the “First Extension”) provided that (x) the aggregate Contract Price paid for the Concentrate Products purchased by the Distributor or directly by its customers is at least $[* *]during any period of four consecutive Calendar Quarters ending on or before [* *] (the “First Extension Threshold”); and (y) the Distributor shall pay to the Company an extension fee of $7,500,000 (the “First Extension Fee”).  In the event that the Distributor has satisfied the criteria in clause (x) and desires to extend the Term, then the Distributor shall (A) notify the Company in writing at least [* *]  days prior to the Initial Term Expiration Date and reference the Distributor’s option for the First Extension under this Section, and (B) pay the First Extension Fee to the Company in immediately available funds within five Business Days of delivering such notice.

(ii)                                  If the Term is extended by the First Extension, then the Term shall be automatically extended again for a period of five years following the expiration of the First Extension (the “Second Extension”) unless the Distributor elects not to extend the Term for the Second Extension and delivers written notice thereof to the Company at least 90 days prior to the expiration of the First Extension.  For avoidance of doubt, no extension fee shall be payable in connection with the Second Extension.

10.2                        Termination.

(a)                                 Dissolution or Insolvency.  Either Party may terminate this Agreement by delivering written notice of its decision to do so if the other Party is dissolved under applicable corporate law or becomes subject to an Insolvency Event.

(b)                                 General Default.  If either Party (the “Initiator”) believes the other Party (the “Responder”) is in material default of any of its representations or material obligations under this Agreement, the Initiator may give written notice of such alleged default (the “Default Notice”) to the Responder.  If the Responder disputes such alleged default, it shall notify the Initiator of such dispute within ten Business Days after receipt of the Default Notice, in which case such dispute shall be resolved in accordance with Section 11.15.  If the Responder does not dispute such alleged default or if upon resolution of a dispute in accordance with Section 11.15, it is determined that such default exists, then the Responder shall have, in the case of non-monetary defaults, [* *] days or, in the case of monetary defaults, [* *] days, after receipt of the Default Notice or determination of the default, as applicable, in which to remedy such default.  If such default is not remedied in the time period set forth above, the Initiator shall have the right to terminate this Agreement immediately upon delivery to the Responder of written notice of termination. The Initiator’s right to terminate this Agreement shall not be construed as an exclusive remedy.

(c)                                  Contract Price Increase. The Distributor shall have the right to terminate this Agreement immediately upon written notice to the Company in the event that (i)(A) the aggregate weighted average Contract Prices for all Products increases from one calendar year to the next by more than [* *]%, or (B) the aggregate weighted average Contract Prices for all Products increases during any [* *] calendar year period by more than [* *]% in the aggregate, and (ii) the Distributor delivers such written notice to the Company within [* *] days from the date on which the applicable true-up payment is due under Section 4.3(f) as a result of the increase in the applicable calendar year with respect clause (A) above and for the third calendar year with respect to clause (B) above.

(d)                                 Change of Control.  The Distributor shall have the right to terminate this Agreement upon 270 days’ prior written notice to the Company in the event that the Company is subject to a Change of Control.

(e)                                  Distributor’s Option.  The Distributor shall have the right to terminate this Agreement at any time upon 270 days’ prior written notice to the Company.

(f)                                   Force Majeure.  The Parties shall have the right to terminate this Agreement as provided in Section 11.16.

(g)                                  IP Infringement.  The Distributor shall have the right to terminate this Agreement immediately upon written notice to the Company in the event that the Distributor is enjoined by a court of competent jurisdiction from Commercializing any Product in the United States due to a claim of intellectual property infringement or misappropriation relating to such Product.  This termination right is in addition to all other rights and remedies to the Distributor provided in this Agreement.

10.3                        Surviving Rights and Obligations.  The following provisions shall survive any expiration or termination of this Agreement:

•                                          Sections 2.2, 5.3, 5.4 (until the Distributor is no longer permitted to Commercialize Products) and 5.5;

•                                          Articles 7, 8, 9, 10 and 11; and

•                                          any provisions required for the interpretation or enforcement of any of the foregoing.

Expiration or termination of this Agreement shall not relieve any Party of any obligations that are expressly indicated to survive expiration or termination and shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination.  For avoidance of doubt, the Distributor’s payment obligations under Section 4.5 shall not survive the expiration or termination of this Agreement, except to the extent that any payment obligations thereunder are due and owing prior to such expiration or termination.

10.4                        Fulfillment of Customer Contracts.  If, as of the expiration or termination of this Agreement for any reason other than pursuant to Section 10.2(b), as a result of a material default by the Distributor, Section 10.2(e) or Section 10.2(f), the Distributor is subject to one or more valid and binding contracts to supply Products to customers, then notwithstanding the expiration of the Term, the Company shall continue, upon the election of the Distributor, for a period of up to twelve months after the expiration or termination date, to sell Products to the Distributor on the terms and conditions of this Agreement to the extent required by the Distributor to fulfill its obligations under such customer contracts.

10.5                        Remaining Inventory.  Without limiting Section 10.4 above, upon the expiration or termination of this Agreement for any reason other than pursuant to Section 10.2(b) as a result of a material default by the Distributor, (a) at the Distributor’s written request, the Company shall continue to manufacture and deliver all Products that are the subject of Firm Orders submitted by the Distributor prior to the expiration or termination of this Agreement, and (b) the Distributor shall be permitted for a period not to exceed 12 months to sell to depletion any remaining inventory of the Products, including any Products delivered pursuant to clause (a) above; provided, however, that the average end user pricing charged by the Distributor for any Product during such 12-month period shall not be less than the average end user pricing charged by the Distributor for such Product during the six month period immediately prior to the expiration or termination of this Agreement.

10.6                        Noncompetition.  In the event that the Distributor terminates this Agreement pursuant to Section 10.2(c), for a period of two years from the termination date, the Distributor shall not manufacture any Rockwell Competitive Products in the United States, other than the Excluded Products.  In the event that the Distributor terminates this Agreement pursuant to Section 10.2(e), for a period of two years from the termination date, the Distributor shall not manufacture or sell any Rockwell Competitive Products in the United States, in each case, other than the Excluded Products.

Article 11
Miscellaneous

11.1                        Compliance; Conflicts.  Each Party and its Affiliates and their respective employees and agents shall comply in all material respects with all Applicable Laws that pertain to its activities under this Agreement and, except as otherwise provided herein, shall bear the entire cost and expense of such compliance.  The Parties shall not, directly or indirectly, take any action (including the grant of any right or the undertaking of any obligation) that is in conflict with any provision of this Agreement.

11.2                        Interpretive Conventions.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.” Pronouns, including “he,” “she” and “it,” when used in reference to any person, shall be deemed applicable to entities or individuals, male or female, as appropriate in any given case.  Standard variations on defined terms (such as the plural form of a term defined in the singular form, and the past tense of a term defined in the present tense) shall be deemed to have meanings that correlate to the meanings of the defined terms. Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.  When a reference is made in this Agreement to a Recital, an Article, a Section, a Schedule, an Attachment or an Exhibit, such reference is to a Recital, Article or Section of, or a Schedule, Attachment or Exhibit to, this Agreement, unless otherwise indicated.  All references to “dollars” or “$” shall be deemed to be references to the lawful currency of the United States.

11.3                        Assignment.  A Party shall not have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that (a) either Party shall have the right to assign this Agreement to the acquiror in connection with a

Change of Control of such Party, and (b) either Party shall have the right to assign any of its rights and/or obligations hereunder to an Affiliate organized under the laws of any State in the United States, provided that the assigning Party remains liable for the performance of its obligations hereunder. Any assignment not in accordance with this Section shall be void.

11.4                        Entire Agreement.  This Agreement, together with the Quality Agreement and the Investment Agreement, constitute the entire agreement between the Parties concerning the subject matter hereof and thereof and supersede all previous negotiations, agreements and commitments with respect thereto. In the event a term in this Agreement conflicts with a term in the Quality Agreement or the Investment Agreement, the conflicting term in this Agreement shall govern and control.

11.5                        Amendments.  This Agreement shall not be amended or modified in any manner except by a written instrument signed by duly authorized officers or representatives of each of the Parties.

11.6                        Governing Law.  Any claim or controversy relating in any way to this Agreement shall be governed by and interpreted exclusively in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

11.7                        Partial Illegality.  If any provision of this Agreement or the application thereof to any Party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Laws. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the Applicable Laws, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by any Party from the terms and provisions of this Agreement (including with respect to the Distributor Rights) in order to comply with Applicable Laws shall not be considered a breach of this Agreement.

11.8                        Waiver of Compliance.  No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein.

11.9                        Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section, by registered or certified mail, postage prepaid, or by express courier service, service fee prepaid:

If to the Company:

Rockwell Medical, Inc.

30142 Wixom Road

Wixom, MI 48393

Attention:  Robert L. Chioini

Email:  rchioini@rockwellmed.com

with a copy (which will not constitute notice) to:

Dykema Gossett PLLC

39577 Woodward Ave., Suite 300

Bloomfield Hills, MI  48304

Attention:  Mark A. Metz

Email: mmetz@dykema.com

If to the Distributor:

Baxter Healthcare Corporation

One Baxter Parkway

Deerfield, Illinois 60015

Attention:  General Counsel

Telecopy:  224.948.2000

with a copy (which will not constitute notice) to:

Faegre Baker Daniels LLP

600 East 96th St., Suite 600

Indianapolis, Indiana  46240

Attention:  Trevor J. Belden

Email:  Trevor.Belden@FaegreBD.com

All notices shall be deemed given and received (i) if delivered by hand or by electronic mail, immediately, (ii) if sent by United States first class mail, five Business Days after posting, or (iii) if delivered by express courier service for next day delivery, the next Business Day in the jurisdiction of the recipient.

11.10                 Counterparts; Electronic or Facsimile Transmission.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  This Agreement may be delivered by one or both Parties by facsimile or electronic transmission with the same effect as if delivered personally.

11.11                 Further Assurances.  From time to time, as and when requested by any Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as such other Party may reasonably deem necessary or desirable to carry out the intentions of the Parties embodied in this Agreement.

11.12                 Jointly Prepared.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

11.13                 Relationship of Parties.  Each Party to this Agreement is an independent contractor. Employees and agents of one Party are not employees or agents of the other Party,

shall not hold themselves out as such, and shall not have any authority or power to bind the other Party to any contract or other obligation.

11.14                 Third Party Beneficiaries.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties hereto and their respective successors, assigns and Affiliates.

11.15                 Dispute Resolution.

(a)                                 The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof.  If the Parties are unable to settle the matter through negotiation within 30 days, then at the request of either Party, the Parties shall endeavor to resolve the dispute, controversy or claim by confidential mediation pursuant to the Mediation Procedure of the International Institute for Conflict Prevention and Resolution, Inc. (“CPR”) using a mutually agreeable mediator with prior experience in the medical products business.  If the matter remains unresolved for 45 days after appointment of such mediator and a Party wishes to pursue it further, then such dispute, controversy or claim, except for any Excluded Claim, shall be finally resolved by binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(b)                                 The arbitration shall be conducted by a panel of three persons experienced in the medical products business.  Within 30 days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within 30 days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the CPR.  The Parties shall not be obligated to select arbitrators from the CPR panel of arbitrators.  The place of arbitration shall be Chicago, Illinois, and all proceedings and communications shall be in English.

(c)                                  Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(d)                                 Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations.

(e)                                  The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination.  The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

(f)                                   As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (i) the validity or infringement of intellectual property rights; or (ii) any disclosure in violation of Article 9, or any misuse or misappropriation of Confidential Information of the disclosing Party.

11.16                 Force Majeure.  If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of any Force Majeure event, then the Party so affected shall be excused, upon giving prior written notice to the other Party, from such performance to the extent of such prevention, restriction or interference, provided that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance and shall continue performance to the extent reasonably possible and, in any event, at such time as the Force Majeure conditions come to an end.  If the Force Majeure conditions prevent performance completely and such prevention continues for more than 180 days, then the Parties shall attempt to negotiate a mutually acceptable compromise within the spirit and intent of this Agreement.  If the Parties are unable to reach a mutually acceptable compromise within 90 days and if performance is still completely prevented at the end of that time, then the either Party shall have the option, by delivery of written notice of termination to the other Party, to terminate this Agreement with immediate effect.

11.17                 Debt Payment; Restriction on Liens.  Within 180 days from the Effective Date, the Company shall (a) repay in full all indebtedness of the Company owed under the Hercules Loan Agreement (including all accrued interest, costs and expenses, and other amounts due thereunder); and (b) obtain the complete release of all liens granted under the Hercules Loan Agreement.  Effective as of the release of such liens, the Company shall not enter into any subsequent contract or other arrangement granting a security interest to any Person (other than to the Distributor or any of its Affiliates) in any of the Company’s assets that are used primarily in the Manufacture or Commercialization of the Products without the prior written consent of the Distributor in its sole discretion.

[SIGNATURES ON FOLLOWING PAGE;

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The Distributor and the Company have executed this Agreement as of the Effective Date to evidence their agreement to the terms and provisions set forth herein.

Baxter Healthcare Corporation		Rockwell Medical, Inc.

By:	/s/Robert J. Hombach	By:	/s/ Robert L. Chioini

Name:	Robert J. Hombach	Name:	Robert L. Chioini

Title:	CVP, Chief Financial Officer	Title:	CEO

Signature Page to Exclusive Distribution Agreement

EXHIBIT A
DEFINITIONS

“Affiliate” means a parent, subsidiary or sister company of a Party, and for this purpose, (a) “parent” means any corporation or business entity that owns, directly or indirectly, a majority of the Party’s voting stock or comparable equity securities; (b) “subsidiary” means any corporation or business entity of which the Party owns, directly or indirectly, a majority of the voting stock or comparable equity securities; and (c) “sister company” means any corporation or business entity of which a parent owns, directly or indirectly, a majority of the voting stock or comparable equity securities.

“Agreement” has the meaning set forth in the opening paragraph.

“Ancillary Products” means (a) the products listed under the heading “Ancillary Products” on the Initial Price Schedule; and (b) all improvements, upgrades, enhancements, modifications, substitutions and next-generation versions thereof or thereto.  For the avoidance of doubt, “Ancillary Products” shall not include Triferic, Calcitriol or any other drug product.

“Applicable Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“Bankruptcy Code” has the meaning set forth in Section 6.3(a).

“Baseline Amount” means the number of gallons of Concentrate Products ordered by the Distributor, its Affiliates and Marketing Partners, or directly by its customers, in the United States during Contract Year 1.

“Baxter Competitive Product” means any product used by dialysis clinics, but excluding the Company’s Calcitriol and Triferic products.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of Chicago are authorized or obligated by law or executive order to remain closed.

“Calendar Quarter” means a period of three consecutive months beginning on January 1, April 1, July 1 or October 1; provided, however, that the first Calendar Quarter shall begin on the Effective Date and end on the day before the start of the next Calendar Quarter, and the last Calendar Quarter shall end on the last day of the Term.

“Change of Control” means with respect to a Party:  (a) the sale of all or a majority of such Party’s assets or business relating to this Agreement; (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least 50% of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person or group of Persons acting in concert acquire more than 50% of the voting equity securities of such Party.

“Commercialize” means, with respect to a product, any and all activities directed to the offering for sale and sale of the product, including activities related to promoting, marketing, distributing, importing, selling and providing support for the product.

“Commercially Reasonable Efforts” means that effort customarily exerted by a Party with respect to its own products of similar strategic importance and commercial potential, taking into account all relevant factors that impact the Party’s decisions as to resource allocation for its products, such as intellectual property position, regulatory risk, safety and efficacy, product reliability and performance, the competitive environment, reimbursement status, product life cycle and product profitability.

“Committee” has the meaning set forth in Section 3.10 (a).

“Company” has the meaning set forth in the opening paragraph.

“Competitor” means (i) [* *]; (ii) [* *]; (iii) [* *]; (iv)  [* *]; (v)  [* *]; (vi) any direct parent entity that, directly or indirectly, owns 100% of the outstanding equity of a Person specified in clauses (i) through (v), and any subsidiary of such direct parent entity; and (vii) any successor to a Person specified in clauses (i) through (vi).

“Concentrate Products” means (a) the Company’s CitraPure products, acid products and bicarbonate products, in each case as identified on the Initial Price Schedule; (b) all current and future formulations, concentrations and packaging configurations (e.g., powder or liquid) of the Company’s CitraPure products, acid products and bicarbonate products; and (c) all improvements, upgrades, enhancements, modifications, substitutions and next-generation versions thereof or thereto; provided, however, that the Concentrate Products shall not include any formulations containing the Company’s bio-pharmaceutical iron drug branded “Triferic.”

“Confidential Information” has the meaning set forth in Section 9.2.

“Construction Start Date” has the meaning set forth in Section 4.5(a).

“Construction Payment” has the meaning set forth in Section 4.5(a).

“Contract Price” means the purchase price at which the Company sells Products to the Distributor pursuant to this Agreement.

“Contract Year” means any year of the Term ending on an anniversary of the Effective Date, and Contract Year 1 means the first Contract Year, Contract Year 2 means the second Contract Year, and so on.

“Cost of Goods Sold” means the Company’s actually incurred cost to manufacture one unit of a particular Product in accordance with the terms of this Agreement (e.g., in accordance with the Quality Agreement and Specifications), and including direct material, direct labor, material variances, volume variances, material purchase price variances,  indirect labor, utilities, depreciation, laboratory testing, Quality Assurance, facilities costs, warehousing costs, warehousing  operations costs, manufacturing costs, and other operations costs including other capitalized inventory costs.  For avoidance of doubt, Cost of Goods Sold shall exclude the following: (i) costs related to the transport of finished Product after it is shipped from the Company’s facility to a customer or to Distributor or its Affiliates, Marketing Partners or sub-distributors, (ii) separately billed Support Services, and (iii) general corporate expenses of the Company.  Such costs shall be determined in accordance with GAAP, and to the extent not inconsistent with GAAP, the Company’s routine accounting practices in accordance with any other authoritative accounting principles applicable at such time.

“CPR” has the meaning set forth in Section 11.15(a).

“Customer Orders” has the meaning set forth in Section 3.2(a).

“Default Notice” has the meaning set forth in Section 10.2(b).

“Disruptive Event” means, with respect to a Product, (a) any claim, action or litigation (including product liability and intellectual property claims) relating to such Product; (b) any occurrence or development that calls into question the safety or efficacy of such Product or that reasonably could result in a material liability to the Distributor; (c) any adverse regulatory action, ruling or development; (d) any breach or violation of this Agreement or the Quality Agreement by the Company, including any inability to fulfill Customer Orders or Firm Orders submitted in compliance with Section 3.2 and in line with its Forecasts; or (e) any Force Majeure event.

“Distributor” has the meaning set forth in the opening paragraph.

“Distributor Rights” has the meaning set forth in Section 1.1(a).

“Effective Date” has the meaning set forth in the Preamble.

“Estimated COGS” has the meaning set forth in Section 4.3(a).

“Estimated COGS Notice” has the meaning set forth in Section 4.3(a).

“Excluded Claim” has the meaning set forth in Section 11.15(f).

“Excluded Products” means (i) BiCart®, SoftPac™, BiCart Select®, SelectBag® One, SelectBag® Citrate, VIVIA Haemodialysis System, Diasol, Hospasol; (ii) any concentrate product not used for hemodialysis applications; and (iii) any other product that the Distributor commercializes (including any products in any of the Distributor’s product catalogues) or has in development, in each case, as of the Effective Date.

“FDA” means the United States Food and Drug Administration (or any successor agency having the administrative authority to grant Regulatory Approval in the United States).

“Field Action” means any action by a Party that meets the criteria of “recall,” “correction,” or “removal” or similar field or customer action as defined by applicable Regulatory Law.

“Firm Order” means a definitive order submitted by the Distributor in accordance with this Agreement that, upon acceptance, gives rise to binding obligations of purchase and sale.

“First Commercial Release” means the release for commercial sale of finished Concentrate Products in both liquid and powder form (including CitraPure) Manufactured at the West Coast Facility.

“First Extension” has the meaning set forth in Section 10.1(b)(i).

“First Extension Fee” has the meaning set forth in Section 10.1(b)(i).

“First Extension Threshold” has the meaning set forth in Section 10.1(b)(i).

“Force Majeure” means any war, revolution, civil commotion, act of terrorism, blockade, embargo, strike, scarcity of raw materials or necessary packaging supplies, flood, earthquake, change in Applicable Law or other event that is beyond the reasonable control of the Party affected.

“Forecast” means a non-binding estimate of future product purchases provided to facilitate planning and resource allocation.  A Forecast is not an offer to purchase.

“GAAP” means United States generally accepted accounting principles as modified from time to time.

“Good Manufacturing Practices (GMPs)” means the then-current standards for conducting manufacturing activities for medical devices as are required by any applicable Regulatory Authority, including the Quality System Regulations in the United States.

“Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, country, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

“Hercules Loan Agreement” means the Loan and Security Agreement between the Company, Rockwell Transportation, Inc. and Hercules Technology III, L.P, dated as of June 14, 2013, as amended.

“Initial Price Schedule” means the Price Schedule attached to this Agreement as of the Effective Date.

“Initial Term Expiration Date” has the meaning set forth in Section 10.1(a).

“Initiator” has the meaning set forth in Section 10.2(b).

“Insolvency Event” means that the Party has (a) commenced a voluntary proceeding under any insolvency law, or (b) had an involuntary proceeding commenced against it under any insolvency law that has continued undismissed or unstayed for 60 consecutive days, (c) had a receiver, trustee or similar official appointed for it or for any substantial part of its property, or (d) made an assignment for the benefit of creditors, or (e) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law.  For purposes hereof, the term “insolvency law” means any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

“Investment Agreement” means the Investment Agreement between the Company and Distributor, dated as of the Effective Date.

“Key Person” means Robert L. Chioini or, if Mr. Chioini is no longer employed by the Company, the chief executive officer of the Company.

“Licensed Trademarks” means, with respect to each Party, those Trademarks set forth below its name on Exhibit G.

“Losses” has the meaning set forth in Section 7.1.

“Manufacture” or “Manufacturing” means all operations necessary or appropriate to make, test, release, package, store, label and ship a Product in accordance with industry standards, GMPs, QSRs, Applicable Laws, and the Product’s Specifications.

“Manufacturing Default” means (a) a material breach of the Company’s obligations under Sections 3.2, 3.3 or 3.6 that is not cured within [* *] days following written notice from Distributor; (b) within [* *] months after the cure or waiver of a material breach referred to in clause (a), the Company commits another material breach of its obligations under Sections 3.2, 3.3 and 3.6 (in which case the Manufacturing Default shall exist immediately upon the occurrence of the subsequent breach); (c) the Company is subject to an Insolvency Event and has materially breached its obligations under Sections 3.2, 3.3 or 3.6; or (d) a Regulatory Authority takes any action that reasonably would be expected to materially disrupt the Company’s ability to fulfill its obligations under Sections 3.2, 3.3 and 3.6 for a period of more than [* *] days.

“Marketing Partner” means a Third Party that markets, distributes, promotes and/or sells a Party’s products under a contractual arrangement with the Party.

“MDR” means Medical Device Reporting under applicable FDA regulations.

“Medical Device Excise Tax” means the tax imposed on the sale of taxable medical devices pursuant to Section 1405 of the Health Care and Education Reconciliation Act of 2010.

“Minimum Order Threshold” has the meaning set forth in Section 3.8(a).

“Non-Conforming Product” has the meaning set forth in Section 3.6.

“Objection Notice” has the meaning set forth in Section 4.3(d).

“Order” means any award, decision, injunction (whether temporary, preliminary or permanent), judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any court, administrative agency, arbitrator or other Governmental Authority.

“Ordering Guidelines” means the Ordering Guidelines set forth in Exhibit H, and as they may be modified from time to time with the mutual consent of the Parties.

“Original Customer Contracts” means the written contracts between the Company and its current customers for the Products as of the Effective Date.

“Package Insert” means information supplied by the manufacturer of a product that includes all the information needed to use it safely and in compliance with Applicable Laws. Specifications for the Package Insert content vary with regulatory jurisdiction, but typically include operating instructions, warnings and/or precautions, indications, contraindications, information relative to sterilization, instructions in the event of damage to sterile packaging, cleaning, disinfection information and the like.

“Party” means the Distributor and/or the Company.

“Patents” means all inventions, discoveries, ideas or technology that are patented under Applicable Law relating to the Products, and all related (i) patents and patent applications (including provisional applications and applications for a certificate of invention); (ii) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, and divisions of, to or for any patent or patent application; and (iii) term extensions, supplementary protection certificates and other governmental actions that extend exclusive rights to an invention or technology beyond the original patent expiration date.

“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any Governmental Authority, or any other entity or organization.

“Pre-Approved Sub-Distributors and Marketing Partners” means the Persons set forth on Exhibit I.

“Price Schedule” means a schedule of Products and associated Target Margin Percentages and Contract Prices, which schedule shall be supplemented, amended and updated from time to time in accordance with Sections 4.3(g) and (h).  The initial Price Schedule is attached hereto as Exhibit J.

“Product Complaint” means any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness or performance of a product or device after it is released for distribution.

“Product Liability Claim” has the meaning set forth in Section 7.1.

“Product Rights” means all Patents, Trademarks, copyrights, trade secrets, know-how and other intellectual property rights that are subject as of the Effective Date, or become subject during the Term, to the Company’s control and that are necessary or useful for the Manufacture, use or Commercialization of any Product.  For this purpose, the Company shall be considered to control an intellectual property right if the Company or any of its Affiliates owns or has a license to it and also has the right to license or sublicense it to the Distributor.

“Products” means the Concentrate Products and the Ancillary Products.

“Project Development Agreement” has the meaning set forth in Section 3.9.

“Proprietary Information” means a Party’s trade secrets, know-how, business plans, manufacturing processes, clinical strategies, product specifications, scientific data, market analyses, formulae, designs, training manuals and other non-public information (whether business, financial, commercial, scientific, clinical, regulatory or otherwise) that the Party treats as proprietary and uses commercially reasonable efforts to protect.

“Quality Agreement” has the meaning set forth in Section 2.1.

“Quality System Regulations (QSRs)” means, with respect to the United States, the Quality System Regulations promulgated by the FDA and set forth in 21 C.F.R. § 820, and which describe the minimum requirements for the methods, facilities and controls used in the manufacturing, processing, packaging or holding of a medical device.

“Receiving Party” has the meaning set forth in Section 3.7.

“Refund Trigger Event” means any of the following:  (a) the Company is the subject of a Change of Control and the acquiror is a Competitor; (b) the Distributor terminates this Agreement pursuant to Sections 10.2(a), (b) or (c); (c) either party terminates this Agreement pursuant to Section 10.2(f); (d) any claim, action or litigation (including product liability and intellectual property claims) relating to a Product is settled or adjudicated by a court of competent jurisdiction and, as a result, the Distributor’s Commercialization of such Product is materially and adversely affected; and (e) any regulatory action or ruling relating to a Product that materially and adversely affects the Distributor’s Commercialization of such Product.

“Regulatory Approval” means all approvals from the relevant Regulatory Authority necessary to make, use and sell a Product in that country or jurisdiction.

“Regulatory Authority” means, with respect to any country or jurisdiction, any Governmental Authority involved in granting regulatory approval for the manufacture, marketing, sale, reimbursement and/or pricing of a Product, or in administering Regulatory Laws in that country or jurisdiction, including the FDA in the United States.

“Regulatory Laws” means all Applicable Laws governing the import, export, testing, investigation, manufacture, marketing, promotion, distribution or sale of a Product, or establishing recordkeeping or reporting obligations for product complaints or adverse events, or relating to field actions or similar regulatory matters.

“Responder” has the meaning set forth in Section 10.2(b).

“Rockwell Competitive Product” means (i) the Concentrate Products listed on the Initial Price Schedule as of the Effective Date, and (ii) any Concentrate Products which at the time of determination: (a) are manufactured by the Company and (b) have the same intended use as the Concentrate Products listed on the Initial Price Schedule as of the Effective Date.

“Second Extension” has the meaning set forth in Section 10.1(b)(ii).

“Shortfall Cure Period” has the meaning set forth in Section 3.8(c).

“Specifications” means, with respect to any Product, the chemical, mechanical, physical and other properties, and performance and functionality characteristics, of the Product as described in the Company’s Regulatory Approval documents and promotional materials relating to the Product.

“Stipulated Shipping Date” means (i) for Customer Orders, the shipping date provided in the Ordering Guidelines and (ii) for Firm Orders, the date that is [* *] days after a Firm Order is submitted by the Distributor, as applicable.

“Substitute Products” has the meaning set forth in Section 3.5.

“Support Services” has the meaning set forth in Section 1.6.

“Support Services Period” has the meaning set forth in Section 1.6.

“Target Margin Percentage” means the Target Margin Percentage for each Product as set forth in the Price Schedule.

“Term” has the meaning set forth in Section 10.1(a).

“Territory” means the entire world, other than the territories set forth in Exhibit K.

“Third Party” means Persons other than the Parties or Affiliates thereof.

“Trademarks” means all trademarks, service marks, trade dress, logos, labels, domain names, websites and trade names, together with all translations, adaptations, derivations and combinations thereof (including all goodwill associated therewith), and all applications, registrations and renewals in connection therewith.

“True-Up Notice” has the meaning set forth in Section 4.3(d).

“United States” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico.

“Upfront Payment” has the meaning set forth in Section 4.1.

“West Coast Facility” has the meaning set forth in Section 3.9.

“West Coast Facility Fee” has the meaning set forth in Section 4.5.

Exhibit B

Transition Services

Workstream	Description	Timing for Completion
Sales & Marketing	Rockwell shall support Customer communication of the Distributor Agreement in coordination with Baxter as mutually agreed upon with Baxter.

Sales & Marketing	Rockwell shall support the determination and communication of product availability and logistics along with the processing of prioritized backorders in a mutually agreed upon manner with Baxter.	Effective Date + 30 days

Sales & Marketing

Rockwell shall provide its trade show participation plan for its Concentrate Products in trade shows, conferences, and conventions and participation in those events must be mutually agreed upon with Baxter. Rockwell will continue to participate at trade shows informing prospective customers that Baxter is the exclusive sales, marketing and distribution agent of all Concentrate Products.

Plan to be shared within Effective Date + 5 days with mutual agreement on participation going forward within Effective Date + 30 days

Sales & Marketing

Rockwell shall transfer existing marketing and promotional collateral used externally with customers and trade partners for purposes of sales, trade shows, conferences and conventions as of the Effective Date for reference by Baxter.

Effective Date + 1 days

Sales & Marketing	Rockwell shall transfer existing product training material for use by sales force with customers or for customers as of the Effective Date for use by Baxter.	Effective Date + 10 days

Quality

The two parties shall establish a process to manage Recalls and Field Corrective Actions in an automated manner such that all necessary customer information is mutually available as defined in the Definitive Agreement. Prior to formalizing the process, Rockwell shall use all commercially reasonable efforts to provide Baxter with all necessary information as requested in the event of a Recall or Field Corrective Action.

Effective Date + 60 days

Sales & Marketing	Rockwell shall provide all necessary information related to Ancillary Products including, but not limited to mixer design details, part numbers and warranty periods.	Effective Date + 15 days

Sales & Marketing	As requested by either Party, each Party shall provide additional and commercially reasonable effort to support additional requests for preparedness through the Transition Services period.	Effective Date + 180 days

Account Maintenance

Rockwell shall provide a full download of its customer master file of domestic customers as of the Effective Date. Rockwell will provide a transfer of its price file for its domestic customers. Rockwell will provide a download of year to date sales transaction detail by customer by invoice.

Effective Date + 10 days

Account Maintenance

The two parties shall be mutually responsible for maintaining customer account information relating to customers prior to and following the Effective Date in all relevant systems. The exact format of how that will be established shall be determined as soon as practical after the customer master file is transferred.

Effective Date + 180 days

Sales Transaction Processing and Order Fulfillment

Rockwell will continue to accept customer orders, deliver and invoice customers until Baxter is ready to cutover to billing to Baxter with a target date no later than [* *]. The Parties will make their best efforts to be prepared to cutover invoicing as of that date. Rockwell will continue to operate business in the same manner as it currently operates retaining title to inventory, invoicing customers and collecting cash related to those invoices from customers. Such activity will continue until Baxter is prepared to assume invoicing responsibility.

Effective Date until cutover but targeted to be on but not later than [* *]

Economic Settlement of Fourth Quarter Activity

Rockwell will provide Baxter with a financial summary of total sales performance on a monthly basis during the first three months of the Agreement. Rockwell will reconcile for Baxter the fourth quarter sales transaction activity as part of the year-end True-Up. Rockwell will provide Baxter with a summary of the actual Rockwell invoices sent to domestic customers for products sold to those customers at the customer prices along with associated costs of goods sold including delivery (transportation) services and that gross profit will be compared to the profit Baxter would have earned on those sales using the Contract Prices in the agreement for 2014 and the actual costs of those sales as incurred by the Company. Such profit difference will be paid by Rockwell to Baxter unless the costs incurred by Rockwell exceeded the revenue generated by those sales from Rockwell to Baxter at the Contract Prices. Rockwell will provide detailed sales performance by customer for each of the first three months of the agreement. That file will be shared with Baxter by the 10th business day of the subsequent month.

True-Up Period per Agreement

Sales Transaction Conversion

Rockwell will coordinate with Baxter on the configuration of EDI interchange of billing information whereby Rockwell will invoice Baxter for product shipments to customers during the Support Services period and Baxter will utilize such EDI interchange to bill customers directly. Each party will incur its own costs for such information technology preparation and the parties will test and verify to each other’s satisfaction that the processes and systems work

Readiness for cutover to Baxter by [* *]

B - 1

as planned prior to cutover of customer invoicing.

Customer Service	Rockwell will continue to operate customer service activities as described in Exhibit C during the period and Rockwell will include the cost of such services in the 2014 True-Up period.	Effective Date

Distribution and Transportation

Rockwell will continue to deliver products during the transition period as described in Exhibit C. The cost of such services during the period up to December 31, 2014 will be included in the 2014 True-Up reconciliation.

Effective Date

Finance

During the Transition Period, Rockwell will manage the collection of Rockwell Accounts Receivable. Subsequent to the cutover of invoicing to Baxter, to the extend Rockwell communicates uncollected accounts receivable to Baxter, Baxter will make reasonable business efforts to ensure that Rockwell accounts receivable are collected, to the extent it is doing business with the account.

Effective Date

Finance	Rockwell will provide transaction level sales detail on a monthly basis to Baxter until Baxter assumes invoice processing. Baxter may have access to other available Rockwell reporting.	Effective Date

Finance

Invoicing Report: construct report with invoicing activity as of the Effective Date for all revenue of Concentrate Product, Ancillary Product and service fees.(1)  Mutually agree on timing and format of report on a go-forward basis until all invoicing has been properly transitioned over to Baxter.

Effective Date + 10 days

Finance

Establish process for tracking accounts receivable reporting as of the Effective Date until all accounts receivable management has been properly transitioned over the Baxter. Rockwell to be responsible for collecting and remitting A/R information until invoicing has been fully transitioned to Baxter.

Effective Date + 10 days

Finance

Establish formal cost of goods sold calculation and tracking process by manufacturing plant for use in estimating annual costs of goods sold by manufacturing plant following the first formal Forecast scheduled to be provided to Rockwell by Baxter on the Effective Date + 30 days. This report should include validated processes for transfer of payments for Support Services, Freight, Transfer Price payments and annual True Ups.

Effective Date + 30 days

Finance	Establish process for wire payments from Baxter to Rockwell.	Effective Date + 5 days

Regulatory	Rockwell to provide label copies, and MSDS sheets for all Concentrate Products and Ancillary Products.	Effective Date + 10 days

Quality	Rockwell and Baxter shall work to establish all necessary requirements as outlined through the Quality Services Agreement in a manner that will be sustainable over time.	Effective Date + 180 days

Joint Steering Committee	Schedule date, location and attendees for the first two Joint Steering Committee meetings.	Effective Date + 30 days

Joint Steering Committee

Rockwell to provide physical copies of contracts and/or buying arrangements with 3rd party providers of freight, logistics, and fleet vehicles with intent to consolidate purchasing as cost-effectively as possible.

Effective Date + 30 days

Joint Steering Committee

Rockwell and Baxter to provide physical copies of contracts and/or buying arrangements with Raw Material suppliers of significance with intent to consolidate purchasing as cost-effectively as possible; provided, however, that such disclosure does not violate the confidentiality agreement in any supplier contract

Effective Date + 30 days

Joint Steering Committee

Quarterly Performance Report: Mutually agree upon a quarterly reporting packet to be reviewed by Joint Steering Committee to measure all key performance indicators including, but not limited to sales activity in gallons, service levels, gross freight costs, freight costs net of fuel, Support Services fee estimates, manufacturing key performance indicators, costs of goods sold performance, Firm Orders and Forecasts.

In place by first Joint Steering Committee Meeting

(1)  Service Fees: fees invoiced to customers for including but not limited to all expedited and off-schedule orders

B - 2

Exhibit C

Support Services

The Company will provide the services as described below under the following terms and conditions for the benefit of the Distributor’s efforts to Commercialize the Products.

Support Service

Support Services to be provided include customer service (“Customer Service”) and transportation/distribution service (“Transportation Services”), each as more fully described below.

Customer Service

Customer Service includes all services necessary to support customers with the ordering of Products through the fulfillment of Product orders, including fielding and resolving all inquiring and disputes related thereto.  More specifically (and without limiting the foregoing), Customer Services include support related to order processing, order management, order fulfillment information technology, order fulfillment problem resolution, customer service inquiries related to orders and product use (including with respect to [* *]), sales force support for new customer set up, general inquiries around customer order status and technical service support deployment for Dri-Sate® Dry Acid Concentrate Mix System units (whether such units were installed prior to, on or after the Effective Date).

Transportation Service

Transportation Service includes all services necessary to ensure that Products ordered by customers or the Distributor are delivered from the applicable Company manufacturing facility to the applicable customer in accordance with the applicable delivery instructions.  More specifically (and without limiting the foregoing), Transportation Services include support related to distribution and delivery services including customer routing, shipments to customers and delivery of products within customer locations, as well as to fleet operations, hiring and instructing truck drivers, cross dock operations, transshipment costs to cross docking operations, facilitating local delivery, courier services, retaining, managing and paying third party freight carriers, supplying and paying for fuel, paying fleet management costs, obtaining insurance consistent with past practice of the Company, filing and managing insurance claims and disputes, regulatory compliance in connection with Product transportation and overall transportation services management.

Dri-Sate® Dry Acid Concentrate Mix Systems [* *]

At the Distributor’s [* *], the Company will (i) [* *] with respect to assisting customers with the Dri-Sate® Dry Acid Concentrate Mix Systems units for such units installed on or after the Effective Date and (ii) [* *] with such respect to the Dri-Sate® Dry Acid Concentrate Mix Systems [* *].  In addition, the Company will [* *] with respect to Dri-Sate® Dry Acid Concentrate Mix Systems units for such units installed prior to the Effective Date [* *].

Dedicated Resources

The Company commits to utilize the resources necessary to adequately fulfill customer orders and deliveries and to otherwise perform the Support Services, the Transportation Services and the [* *] (the “Services”). These resources will remain in place and dedicated to the Distributor’s efforts to Commercialize Concentrate Products unless (i) significant changes occur around sales activity justifying a change, either increase or decrease, over the duration of the Services period and (ii) Distributor consents to such changes.  Such changes will be communicated to the Distributor for approval no less than 10 days prior to taking effect.

Term of Services

The Services shall be provided by the Company for an initial term continuing through December 31, 2017; provided, however, that such term shall automatically be extended for successive one-year periods unless the Distributor, not later than the September 1 prior to the then-anticipated end of the term, provides written notice to the Company of the intent not to extend such term for an additional one-year period.  Notwithstanding the foregoing, the Distributor shall be entitled to: (i) terminate all or a portion of any of the Services on [* *] days’ advance written notice to the Company at any time on or after December 31, 2017 and (ii) at any time, provide any services comparable to the Services (in lieu of using the Company to provide them) in connection with Commercializing Concentrate Products to any customer that has not ordered Concentrate Products from the Company at any time within six months prior to the Effective Date (in which case, if requested by the Distributor, the Company will ship Product orders to the Distributor’s warehouses).  In connection with the termination or expiration of the Services, the Company agrees to support the Distributor with the transition of the Services to the Distributor in the manner reasonably requested by the Distributor (at no cost other than as provided in “Fees” below).

Following a termination of all of the Services, with respect to any transportation equipment leased by the Company with a lease (“Ongoing Equipment Lease”) in effect on the Effective Date and expiring on or before [* *], the Distributor and the Company shall assign any Ongoing Equipment Lease used primarily in connection with the Transportation Services to the Distributor if such leases are assignable without consent. If assignment of any such leases is not permitted under any applicable lease agreement for such equipment, both parties shall use commercially reasonable efforts to obtain any consents required for the effective assignment of such leases, but if any such consent is not obtained, the Company will use the applicable equipment as directed by the Distributor and the Distributor will reimburse the Company for the costs actually incurred under such lease until the lease term expires.  The Company will indemnify and hold harmless the Distributor for any Losses arising from any Ongoing Equipment Lease to the extent arising from acts, omissions, events or other conditions that occurred or existed at any time prior to the assignment of the Company’s rights and obligations under such lease.  The Distributor will indemnify and hold harmless the Company for any Losses arising from any Ongoing Equipment Lease to the extent arising from acts, omissions, events or other conditions that occurred or existed at any time after the assignment of the Company’s rights and obligations under such lease, including failure to pay the lease obligation.  The Company will use commercially reasonable efforts to reduce the costs of any Ongoing Equipment Lease obligation as requested by the Distributor.

Fees

The Customer Service costs will be limited to the costs of personnel and operating expenses to provide the Customer Services, in each case, as determined using the same methodology as used by the Company in its 10-Q filing with the SEC for the calendar quarter ended June 30, 2014. Distributor will pay a management fee of [* *]% of the Customer Service costs.

The Transportation Services costs will be limited to the costs of personnel and operating expenses to provide the Transportation Services, in each case, as determined using the same methodology as used by the Company in its 10-Q filing with the SEC for the calendar quarter ended June 30, 2014, as well any reasonable out-of-pocket expenses paid in connection therewith.  Distributor will pay a management fee of [* *]% of the Transition Service costs.

The [* *] Services costs will be limited to the costs of personnel and operating expenses to provide the [* *] Services, in each case, as determined using the same methodology as used by the Company in its 10-Q filing with the SEC for the calendar quarter ended June 30, 2014.

Invoices and Payment Terms

Starting with the period covering the first calendar quarter of 2015, the Company will invoice Baxter for the Services estimated to be incurred during such quarter, plus the management fee payable on such amounts for Customer Services and Transportation Services.  For the avoidance of doubt, the costs of the Services provided prior to January 1, 2015 will be governed by the terms of Exhibit B.

The Distributor will pay the Company in accordance with the Distributor payment terms set forth in Section 4.4 of the Agreement; provided that the Company may not submit to Distributor the invoice for any quarter until the first calendar day of such quarter (e.g., the first invoice may not be submitted until January 1, 2015).

Within one month after each calendar quarter, the Company shall deliver to the Distributor a “True-Up” notice (a “True-Up Notice”) that details the actual costs of the Services for such quarter, including Rockwell Transportation Inc. financial statements including a summary of expenses by statement line.  The Distributor will have the right to audit and dispute the True-Up Notice in accordance with the procedures set forth in Section 4.3(d) of the Agreement. Upon final resolution of amounts in the True-Up Notice, the party which owes the other party any true-up payments shall pay such amounts within [* *] days from such final resolution.

In addition to its rights with respect to True-Up Notices, the Distributor may perform an onsite audit of expenses at the Company at its own expense which the Company will facilitate and cooperate with and such audit will be on a frequency no greater than once a quarter.

Joint Steering Committee Review

The Company will provide to the Joint Steering Committee an annual budgeted amount for the Services at least 30 days prior to the commencement of each fiscal year and a summary of actual costs of the Services each quarter within 30 days after such quarter, in each case, together with a detailed line item budget in support of such budget and actual costs.  The Joint Steering

Committee will be responsible to review such budgets and Fee estimates with respect to Services on an annual basis and to review the costs of the Company’s provision of such Services on a quarterly basis.

If (i) the Joint Steering Committee or (ii) the Distributor (after conducting an audit), concludes that the cost per shipment (excluding fuel costs) of any Products during any quarter has increased by more than [* *]% of such costs as of the Effective Date, then the Company will remediate such costs to equal the cost per shipment (excluding fuel costs) of such Products as of the Effective Date to the extent such costs can be remediated.

Exhibit D

Quality Agreement

See attached.

Finished Goods Supplier — Device — Category B — Quality Agreement

QUALITY AGREEMENT

This Quality Agreement is made between

BAXTER Healthcare

(Hereinafter called Baxter)

And

Rockwell Medical

(Hereinafter called SUPPLIER)

This Quality Agreement (“Agreement”) defines responsibilities between SUPPLIER and Baxter, so as to ensure compliance with regulations of the applicable Regulatory Authorities.  Capitalized terms not otherwise defined herein shall be defined as set forth in the Exclusive Distribution Agreement between Baxter and SUPPLIER, dated as of October 2, 2014 (the “Distribution Agreement”).

Important note:

This Agreement SHALL be approved and maintained by a Quality function only.

Scope

This Agreement covers the Products Manufactured by SUPPLIER.  The Products will remain registered/CE marked as SUPPLIER Products.

This Agreement applies to all Products procured by Baxter from SUPPLIER categorized as Finished Goods Category B.  Finished Goods Category B Product is defined by Baxter as design ownership by the SUPPLIER and Baxter maintains the level of regulatory responsibility defined in this Agreement.

In the event any term in this Agreement conflicts with a term in the Distribution Agreement, the conflicting term in the Distribution Agreement shall govern and control.

Product Classification

The Products included in this Agreement are classified as Class B per applicable Regulatory Laws where the Products are sold.

Confidentiality of Data

Both parties will treat as Confidential Information all data supplied by the other in relation to the Manufacture of the Product and will not use  or disclose such Confidential Information except as permitted by the Distribution Agreement.

Product Changes

SUPPLIER shall notify Baxter in advance and in writing of any proposed change in the SUPPLIER’s quality control system.

These changes include the following aspects of the products and their components:

•                  Form: a change that affects the shape, size, color, weight, physical configuration, appearance, material formulation, label copy, packaging construction or packaging configuration, finished product specification (release and shelf-life).

•                  Function: a change that affects the directions for use of the product or the operation, performance, performance claims or intended use of the product.

Any change notifications to Baxter shall be directed to the following address: SNC@baxter.com using the form in Appendix I (CQF0061).

SUPPLIER shall have a documented and effective system in place with its suppliers that will evaluate all changes made by its suppliers according to a formal change control system.

SUPPLIER will remain responsible for making decisions regarding whether proposed changes to the Products require a Marketing Application (new 510(k) or PMA Supplement)/Change notification to adjust the current EC certificate and for obtaining approval thereof prior to implementation of the change when required.

Labeling

SUPPLIER will be responsible for labeling the Products as provided in the Distribution Agreement.

Quality Control

a.              All Products shall meet GMP specifications and shall be subject to quality control inspection by SUPPLIER in accordance with SUPPLIER’S quality control standards and systems.  Baxter reserves the right to audit/inspect the SUPPLIER, no more than once in any calendar year, as required to verify integrity and adherence to the Baxter Service Requirements, provided that the Distributor shall have the right to audit/inspect more frequently than once in any calendar year if Baxter reasonably determines that additional audits/inspections are warranted due to Product Complaints or Field Actions related to the Product (as such terms are defined in the Distribution Agreement). SUPPLIER will permit Baxter or Baxter authorized third party representatives to visit the SUPPLIER’s facility at reasonable, mutually agreed times with a representative of SUPPLIER present in order to assure satisfaction of the requirements of the Baxter Service Requirements, including this Quality Agreement. Additionally, the SUPPLIER shall permit Baxter to review the SUPPLIER’s processes, quality control procedures, and records to verify conformance to the Baxter Service Requirements, including this Quality Agreement. SUPPLIER must provide Baxter Healthcare action plan(s) to audit observation(s) 30 days from Audit report issuance. Failure to provide action plans to compliance gaps may result in risk plan associated with SUPPLIER.Baxter may inspect or audit the products for integrity and adherence to the specifications agreed with the manufacturer or marketing authorization. If any of the products of a continuous production run or shipment (a « Lot ») fails to meet Supplier’s warranties or to conform to the specifications, Baxter shall notify SUPPLIER in writing within [* *]  days of non-conformance identification. If the Baxter investigation determines that the problem is a distribution issue, SUPPLIER will respond, in writing, within [* *]  days after receipt of notice of such issue/complaint. This response shall include root cause analysis, corrective action taken (if any), preventive action taken (if any) and disposition of the product. Baxter will make a preliminary evaluation of each complaint it receives and will conduct all follow-up and communication which it deems appropriate.  Thereafter Baxter may return such « Lot » and, at Baxter’s option and at Supplier’s expense, Baxter shall receive credit, refund or replacement of such products from Supplier at Supplier’s expense.

b.              SUPPLIER is obligated to continuously monitor the relevant Product specifications, provide controls for the Products  and comply with applicable GMP  requirements.  SUPPLIER will preserve batch history, and quality records pertaining directly to the Products according to their GMP protocol (currently 4 years).

Regulatory ResponsibilitiesSUPPLIER shall be responsible for maintaining the necessary documentation related to production of the Product to support compliance with applicable Regulatory Laws.

SUPPLIER shall be responsible for maintaining the necessary documentation related to supply of the product to support compliance with applicable regulations and agrees to provide any documentation in case of request from an Authority (e.g. Ministry of Health, FDA or Therapeutic Goods Authority/Med safe).

SUPPLIER agrees to notify Baxter immediately of actions or situations that may change their compliance status with any regulatory requirements (for example significant complaints, regulatory or notified body inspection findings).

SUPPLIER shall notify Baxter if issues arise that may adversely impact continued certification of the Quality System or change Rockwell Medical’s state of compliance to applicable regulations. If the authority revokes the certificate/licensure, Baxter is to be notified immediately.

Complaints

For purposes of this Agreement, a “Complaint” shall be defined as, “any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a Product after it is released for distribution.  A Complaint includes any indication of the failure of a Product to meet customer expectations for quality or to meet performance specifications.  A Complaint may involve the possible failure of the Product itself, its packaging, or its labeling (i.e., product label, package insert, or any instructions for use).

SUPPLIER shall be responsible for investigating and responding to all Complaints, including without limitation conducting investigation activities, corrective action (if any), and preventive action taken (if any) to address the Complaints. Both SUPPLIER and Baxter will provide appropriate Complaint handling and reporting contacts or addresses as applicable, and provide notification of any changes within [* *] days.

If SUPPLIER becomes aware of a potential product complaint related to an adverse event with respect to a product distributed to Baxter customers, then SUPPLIER will send notification of the event to:

global_pharmacovigilance_deerfield@baxter.com

and

corporate_product_complaints_round_lake@baxter.com.

Should Baxter receive a customer complaint related to SUPPLIER’S quality of Product, unrelated to BAXTER’S performance as a distributor, Baxter will notify the SUPPLIER’S QA Director as soon as possible but no later than [                ] after receiving the customer complaint. SUPPLIER will be responsible for evaluating any complaint and responding to Baxter as soon as practicable, and in writing within [* *] business days after receipt of a sample, and will notify Baxter promptly if additional time is required to determine root cause and/or corrective action. The SUPPLIER’s written response shall include root cause analysis, corrective action taken (if any), preventive action taken (if any) and disposition of the product. Baxter may make a preliminary evaluation of each complaint it receives and will conduct follow-up and communication which it deems appropriate.

A SCAR (Supplier Corrective Action Report) may be issued by Baxter based on the investigation result.  SUPPLIER will respond to the Baxter SCAR in writing within thirty 30 business days after receipt of notice of such issue/complaint. This response shall include root cause analysis, corrective action taken (if any), preventive action taken (if any) and disposition of the product. Baxter will make a preliminary evaluation of each complaint it receives and will conduct all follow-up and communication which it deems appropriate.

Medical Device Reports/Device Adverse Events

SUPPLIER shall be solely responsible for determining reportability of the Complaints related to the Product and for submitting to the Medical Device Reports (“MDR”), as defined in applicable FDA regulations, 21 CFR Part 803, Medical Device reporting as well as global reports as needed.  SUPPLIER is solely responsible for determining the need to submit a MDR and for submitting such MDRs.

Product Hold or Recall

SUPPLIER  is solely responsible for the final decision relating to a Product hold or recall and for implementing any Product hold or recall. Both SUPPLIER and Baxter will be responsible for notifying customers.

In the event that SUPPLIER withholds Products from distribution or recalls any of the Products due to deficiencies related to design, Manufacturing, or packaging, then SUPPLIER shall bear all costs and expenses of such holds or recall, including, without limitation, expenses or obligations to third parties, the cost of notifying customers and costs associated with the shipment of recalled Products from customer to SUPPLIER.

Traceability

SUPPLIER is responsible for managing traceability of Products provided to Baxter.

Product Release

SUPPLIER is responsible for releasing the Product after making sure the Product complies with specifications agreed with Baxter.

Validity

This Agreement commences on the Effective Date hereof and remains in effect during the Term. Each party is responsible to keep the content of this Agreement up to date and to inform the other party of any change impacting this Agreement.

Signatures

Baxter Quality VP	Supplier

(print name & title)	(print name & title)
Date	Date
Signature	Signature

Exhibit E

Gallon Conversion Formulas

Product Code or Product	Gallons per Unit

CitraPure Dry Acid	25
CitraPure Liquid Acid Case	4
CitraPure Citric Acid Drum	55
Dri-Sate Dry Acid	25
RenalPure Liquid Acid Case	4
RenalPure Liquid Acid Drum	55
RenalPure Bicarb (2-25gal Bags)	50
RenalPure Bicarb (4-15gal Bags)	60
RenalPure Bicarb (20-2.1gal Bags)	42
Sterilyte Liquid Bicarbonate Case	4

If the amount or concentration of Concentrate Product in any given “Unit” is altered after the Effective Date by packaging or configuration changes, or clinical data is discovered that impacts the above conversion formulas, the Parties will adjust the conversion formulas accordingly by mutual agreement.

E - 1

Exhibit F

Estimated COGS Methodology

Estimated COGS and actual Costs of Goods Sold for any Concentrate Products shall be calculated for any period as follows:

(i)                                     First, by determining the [* *] attributable to such Product for such period as determined using [* *] (the “Material Costs”);

(ii)                                  Second, by determining the aggregate following costs for all of the manufacturing facilities that manufacture Concentrate Products for such period: [* *] in each case, as determined using [* *] (the “[* *]”);

(iii)                               third, by allocating [* *] to the Concentrate Products based on an activity based costing methodology as determined using [* *] (for each Concentrate Product, its “[* *]”);

(iv)                              fourth, by adding the [* *] and [* *] for such Concentrate Products (such sum for such product, the “[* *]”); and

(v)                                 fifth, by dividing the [* *] for such Concentrate Product by [* *].

Such procedure will be followed for Estimated Cost of Goods Sold using expected future costs for [* *] and [* *] along with expected future volumes for Products by facility.

Estimated COGS and actual Costs of Goods Sold shall be determined based upon [* *].

For the avoidance of doubt, the calculation of Estimated COGS and actual Costs of Goods Sold for any Concentrate Products shall exclude: (i) any and all costs related to or incurred in connection with [* *], (ii) any and all costs (including [* *]) related to or incurred in connection with [* *], (iii) the  impact of financial variations related to business performance in [* *] and (iv) the costs of any [* *]; provided, that if any of the foregoing costs are incurred in connection with the manufacture of Concentrate Products sold in [* *], then the Company will allocate such costs based on the same methodology used to determine Estimated COGS and Actual Cost of Goods Sold.

For purposes of clarification, the Company will prepare Estimated COGS for its other concentrate products not sold to Distributor and will [* *].

Estimated COGS and actual Costs of Goods Sold for any Ancillary Products shall be calculated for any period by determining the [* *] for such product [* *] solely for such products for such period by [* *].

F - 1

Exhibit G

Licensed Trademarks

Rockwell Medical, Inc.

CitraPure

RenalPure

Dri-Sate

SteriLyte

G - 1

Exhibit H

Order Guidelines

See attached.

H - 1

ORDERING GUIDELINES

Dear Valued Customer:

We greatly appreciate your business, and we will continue to work hard to provide you with prompt, friendly and efficient customer service.

Please keep the following ORDERING GUIDELINES in mind when placing your order:

•                                          Product orders are due [* *] (via email, EDI or fax @ 248-960-9015) before your scheduled [* *]. Orders received after [* *] will incur a [* *] fee.

•                                          Changes to existing orders after [* *] will incur a [* *] fee and possibly freight charges for delivery.

•                                          Orders received after [* *] will incur the cost of freight for delivery.

•                                          Orders that need to be expedited will incur the cost of freight for delivery.

•                                          Minimum order delivery requirement for concentrate is [* *] of product otherwise the freight cost to deliver the entire order will be charged (we are happy to assist you in calculating your minimum order weight).

•                                          Custom formulas require a minimum volume commitment of [* *] gallons plus [* *].

•                                          Returned product will incur a [* *] restocking fee, plus [* *].

•                                          A [* *] charge for lost drums and an [* *] charge for lost pallets will be applied.

We truly value you as our customer and we remain committed to providing you with exceptional customer and delivery service.

Please feel free to contact us anytime if you need further assistance; 800-449-3353.

Sincerely,

Rockwell Medical, Inc.

30142 Wixom Road • Wixom, MI 48393 • (248) 960-9009 • Fax (248) 960-9015 • (800) 449-3353

H - 2

Exhibit I

Pre-Approved Sub-Distributors and Marketing Partners

[* *]

I - 1

Exhibit J

Price Schedule

Target Margins — Concentrate Products

[* *]	Target Gross Margin
2014	[* *]	%
2015	[* *]	%
2016	[* *]	%
2017	[* *]	%
2018	[* *]	%
2019	[* *]	%
2020	[* *]	%
2021	[* *]	%
2022	[* *]	%
2023	[* *]	%
2024	[* *]	%
2025	[* *]	%
2026	[* *]	%
2027	[* *]	%
2028	[* *]	%
2029	[* *]	%

Other Domestic ([* *])	Transfer Gross Margin
2014	[* *]	%
2015	[* *]	%
2016	[* *]	%
2017	[* *]	%
2018	[* *]	%
2019	[* *]	%
2020	[* *]	%
2021	[* *]	%
2022	[* *]	%
2023	[* *]	%
2024	[* *]	%
2025	[* *]	%
2026	[* *]	%
2027	[* *]	%
2028	[* *]	%
2029	[* *]	%

Initial Price Schedule — Concentrate Products

[* *] Contract Price
Rockwell Medical Product Line / Product Code / Product or Item	2014
CitraPure Dry Acid	$	[* *]
CitraPure Liquid Acid Case	$	[* *]
CitraPure Citric Acid Drum	$	[* *]
Dri-Sate Dry Acid	$	[* *]
RenalPure Liquid Acid Case	$	[* *]
RenalPure Liquid Acid Drum	$	[* *]
RenalPure Bicarbonate (2-25gal Bags)	$	[* *]
RenalPure Bicarbonate (4-15gal Bags)	$	[* *]
RenalPure Bicarbonate (20-2.1gal Bags)	$	[* *]
Sterilyte Liquid Bicarbonate Case	$	[* *]

Other [* *] ([* *]) Contract Price
Rockwell Medical Product Line / Product Code / Product or Item	2014
CitraPure Dry Acid	$	[* *]
CitraPure Liquid Acid Case	$	[* *]
CitraPure Citric Acid Drum	$	[* *]
Dri-Sate Dry Acid	$	[* *]
RenalPure Liquid Acid Case	$	[* *]
RenalPure Liquid Acid Drum	$	[* *]
RenalPure Bicarbonate (2-25gal Bags)	$	[* *]
RenalPure Bicarbonate (4-15gal Bags)	$	[* *]
RenalPure Bicarbonate (20-2.1gal Bags)	$	[* *]
Sterilyte Liquid Bicarbonate Case	$	[* *]

Target Margins — Ancillary Products

Applies to Rockwell Medical Product Lines: Blood Tubing, Needles & Other, Salt (25lb bag), Salt (50lb bag), Sanitizer (Acetic Acid) and Mixers	Target Gross Margin
2014	[* *]	%
2015	[* *]	%
2016	[* *]	%
2017	[* *]	%
2018	[* *]	%
2019	[* *]	%
2020	[* *]	%
2021	[* *]	%
2022	[* *]	%
2023	[* *]	%
2024	[* *]	%
2025	[* *]	%
2026	[* *]	%
2027	[* *]	%
2028	[* *]	%
2029	[* *]	%

Initial Price Schedule — Ancillary Products

Rockwell Medical Product Line / Product Code / Product or Item	2014
Blood Tubing	$	[* *]
Needles & Other	$	[* *]
Salt (25lb bag)	$	[* *]
Salt (50lb bag)	$	[* *]
Sanitizer (Acetic Acid)	$	[* *]
Mixer	$	[* *]

Exhibit K

Excluded Territories

[* *]	[* *]

Notwithstanding anything in the Agreement or this Exhibit K to the contrary, during the Term, Distributor shall have the right to supply Concentrate Products to all hemodialysis clinics owned by the Distributor in all of the territories listed above, provided that the Company is not already the primary supplier to those clinics as of the Effective Date.

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